EXHIBIT 10.1

                              PURCHASE AGREEMENT

                                     AMONG

                         CAL DIVE INTERNATIONAL, INC.

                                   COFLEXIP

                                      AND

                            CERTAIN SHAREHOLDERS OF
                         CAL DIVE INTERNATIONAL, INC.

                          Dated as of April 11, 1997
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                              TABLE OF CONTENTS
                                                                          Page

1.    Authorization and Closing............................................  1
      1A.   Purchase and Sale of Common Stock..............................  1
      1B.   The Closing....................................................  2

2.    Conditions to the Purchaser's Obligation at the Closing..............  2
      2A.   Representations and Warranties.................................  2
      2B.   Compliance.....................................................  2
      2C.   Bring-Down Certificate.........................................  2
      2D.   Material Adverse Change.......................................   3
      2E.   Third Party Consents...........................................  3
      2F.   HSR Act........................................................  3
      2G.   Exon-Florio Filing.............................................  3
      2H.   Registration Rights Agreement.................................   3
      2I.   Shareholders Agreement ........................................  3
      2J.   Business Cooperation Agreement.................................  3
      2K.   Corporate Governance Documents.................................  3
      2L.   Employment Agreements..........................................  4
      2M.   Legal Opinions.................................................  4
      2N.   Closing Documents..............................................  4
      2O    Proceedings....................................................  5

3.    Conditions to the Company's and Shareholders' Obligation
        at the Closing.....................................................  5
      3A.   Representations and Warranties.................................  5
      3B.   Compliance.....................................................  5
      3C.   Bring-Down Certificate.........................................  5
      3D.   ROV Agreement..................................................  5
      3E.   HSR Act........................................................  5
      3F.   Business Cooperation Agreement.................................  5
      3G.   Third Party Consents...........................................  5
      3H.   Registration Rights Agreement..................................  5
      3I.   Shareholders Agreement.........................................  6
      3J.   Legal Opinions.................................................  6
      3K.   Closing Documents..............................................  6
      3L.   Proceedings....................................................  6

4.    Appointment of Representative........................................  6

5.    Covenants............................................................  7
      5A.   Financial Statements and Other Information.....................  7
      5B.   Inspection of Property.........................................  8
      5C.   Affirmative Covenants..........................................  8
      5D.   Compliance with Agreements.....................................  9
      5E.   Vessels........................................................  9
      5F.   Access to Information; Confidentiality.........................  9
      5G.   Conduct of the Business Pending the Closing....................  9
      5H.   Financial Statements........................................... 11
      5I.   Purchaser Covenant............................................. 12

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      5J.   Other Actions.................................................. 12

6.    Representations and Warranties of the Company........................ 12
      6A.   Organization and Corporate Power............................... 12
      6B.   Capital Stock and Related Matters.............................. 13
      6C.   Authorization; No Breach....................................... 14
      6D.   Financial Statements........................................... 14
      6E.   Absence of Undisclosed Liabilities............................. 14
      6F.   Absence of Certain Developments................................ 15
      6G.   Tax Matters.................................................... 16
      6H.   Litigation..................................................... 16
      6I.   Real Property.................................................. 17
      6J.   Vessels........................................................ 18
      6K.   Tangible Personal Property..................................... 19
      6L.   Intangible Property............................................ 20
      6M.   Material Contracts............................................. 20
      6N.   Employee Benefits.............................................. 21
      6O.   Labor.......................................................... 23
      6P.   Compliance with Laws; Permits.................................. 23
      6Q.   Environmental Matters.......................................... 24
      6R.   Investment Company Act......................................... 24
      6S.   Insurance...................................................... 25
      6T.   Customers and Suppliers........................................ 25
      6U.   Related Party Transactions..................................... 25
      6V.   Entire Business................................................ 25
      6W.   No Finder's Fee................................................ 26
      6X.   Disclosure..................................................... 26

7.    Representations and Warranties of the Shareholders................... 26
      7A.   Title to Shares................................................ 26
      7B.   Authority Relative to this Agreement........................... 26

8.    Purchaser's Representations and Warranties........................... 27
      8A.   Organization and Corporate Power............................... 27
      8B.   Authorization; No Breach....................................... 28
      8C.   Restricted Securities.......................................... 28
      8D.   No Finder's Fee................................................ 28
      8E.   Purchaser Inquiry.............................................. 28
      8F.   Qualification as an Accredited Investor........................ 28

9.    Public Disclosure.................................................... 28

10.   Definitions.......................................................... 29

11.   Post-Closing Activities.............................................. 35

12.   Miscellaneous........................................................ 35
      12A.  Expenses....................................................... 35
      12B.  Remedies....................................................... 35
      12C.  Entire Agreement; Amendments and Waivers....................... 35

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      12D.  Survival of Representation and Warranties; Indemnification..... 36
      12E.  Successors and Assigns......................................... 39
      12F.  Severability................................................... 39
      12G.  Counterparts................................................... 39
      12H.  Table of Contents and Section Headings; Interpretation......... 39
      12I.  Governing Law; Submission to Jurisdiction;
              Consent to Service of Process................................ 40
      12J.  Arbitration.................................................... 40
      12K.  Notices........................................................ 42
      12L.  Further Assurances............................................. 43
      12M.  Interpretation................................................. 43

13.   Consent to Sale...................................................... 43

14.   Termination of Agreement............................................. 43

15.   Survival After Termination........................................... 44

                        LIST OF EXHIBITS AND SCHEDULES

Exhibit A   -     List of Shareholders of the Company
Exhibit B   -     Form of ROV Agreement
Exhibit C   -     Form of Registration Rights Agreement
Exhibit D   -     Form of Shareholders Agreement
Exhibit E   -     Form of Business Cooperation Agreement
Exhibit F   -     Form of Articles of Incorporation and By-Laws
Exhibit G-1 -     Form of Employment Agreement - Gerald G. Reuhl
Exhibit G-2 -     Form of Employment Agreement - Owen E. Kratz
Exhibit G-3 -     Form of Employment Agreement - S. James Nelson
Exhibit G-4 -     Form of Employment Agreement - Andrew C. Becher
Exhibit G-5 -     Form of Employment Agreement - Randall W. Drewry
Exhibit G-6 -     Form of Employment Agreement - Michael P. Middleton
Exhibit G-7 -     Form of Employment Agreement - Lou Tapscott
Exhibit G-8 -     Form of Employment Agreement - Ken Duell
Exhibit H-1 -     Form of Opinion of the General Counsel of
                    the Company
Exhibit H-2 -     Form of Opinion of Special Counsel to the Company and
                    Certain Selling Shareholders (other than the Funds)
Exhibit H-3 -     Form of Opinion of Counsel to the Funds
Exhibit  I  -     Form of FIRPTA Certificate
Exhibit J-1 -     Form of Opinion of French  Counsel to the Purchaser
Exhibit J-2 -     Form of Opinion of Special U.S. Counsel to the Purchaser
Exhibit K   -     Reserves Report
Exhibit L   -     Ruling Letter and Customs Commissioner Response thereto
Schedule 6A -     List of Foreign Jurisdictions
Schedule 6B -     Capital Stock and Options
Schedule 6C -     Consents and Waivers
Schedule 6D -     Financial Statements
Schedule 6E -     Material Adverse Changes
Schedule 6F -     Certain Developments
Schedule 6G -     Tax Matters
Schedule 6H -     Legal Proceedings

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Schedule 6I -     Real Property
Schedule 6J -     Vessels
Schedule 6K -     Tangible Personal Property
Schedule 6L -     Intangible Property
Schedule 6M -     Material Contracts
Schedule 6N -     Employee Benefits
Schedule 6P -     Compliance with Laws; Permits
Schedule 6Q -     Environmental Matters
Schedule 6S -     Insurance
Schedule 6T -     Customers and Suppliers
Schedule 6U -     Related Party Transactions
Schedule 7A -     Shareholder Restrictions
Schedule 8B -     Purchaser Consents and Approvals

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                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (the "AGREEMENT"), dated as of April 11, 1997, is among Cal Dive International, Inc., a Minnesota corporation (the "COMPANY"), Coflexip, a French corporation (the "PURCHASER"), and the shareholders of the Company listed on EXHIBIT A (individually, a "SHAREHOLDER" and, collectively, the "SHAREHOLDERS"). Except as otherwise defined herein, capitalized terms used in this Agreement are defined in Section 10.

      This Agreement is being executed in connection with the acquisition of thirty-one and eight-tenths percent (31.8%) of the issued and outstanding capital stock (after giving effect to the transactions contemplated by this Agreement) of the Company by the Purchaser. This acquisition will be accomplished through the (i) issuance and sale by the Company of 528,541 shares of Common Stock, no par value, of the Company (the "COMPANY SHARES") for an aggregate purchase price of Four Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Seven and 86/100 Dollars ($4,999,997.86), and (ii) the sale by the Shareholders of 3,171,247 shares of Common Stock, no par value, of the Company (the "SHAREHOLDER SHARES") for an aggregate purchase price of Twenty-Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Seven Dollars ($29,999,997.00), all as hereinafter described.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1.    AUTHORIZATION AND CLOSING.

      1A. PURCHASE AND SALE OF COMMON STOCK. At the Closing, subject to the terms and conditions of this Agreement, the Company shall sell the Company Shares and the Shareholders shall sell the Shareholder Shares to the Purchaser or its designee for an aggregate purchase price of Thirty-Four Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Four and 86/100 Dollars ($34,999,994.86), as follows:

            (i) The Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, the Company Shares at a price of $9.46 per share, for an aggregate purchase price of Four Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Seven and 86/100 Dollars ($4,999,997.86).

            (ii) At the Closing, the Company shall deliver to the Purchaser stock certificates evidencing the Company Shares with all applicable stock transfer Taxes paid and stamps affixed, duly registered in the Purchaser's name free and clear of all Liens, upon payment by the Purchaser of $4,999,997.86 by Purchaser's execution of the agreement, in substantially the form of EXHIBIT B hereto (the "ROV AGREEMENT"), for the delivery by the Purchaser to the Company of certain assets free and clear of all Liens, including two remotely operated vehicles, as described therein. The parties agree that such assets have an aggregate value of $4,999,997.86.

            (iii) At the Closing, the Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from the Shareholders, the Shareholder Shares free and clear of all Liens at a price of $9.46 per share, for an aggregate purchase price of Twenty Nine Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Seven Dollars

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                  ($29,999,997.00), which purchase price shall be paid at the time of the Closing by wire transfer of immediately available funds or by cashiers check to the Shareholders' accounts as designated by the Shareholders at least four (4) business days prior to the Closing. The number of Shareholder Shares to be sold to the Purchaser by each of the Shareholders is set forth on EXHIBIT A hereto opposite the name of each of such Shareholders.

           (iv) At the Closing, the Shareholders shall deliver to the Purchaser stock certificates evidencing the Shareholder Shares, in each case duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank with all requisite stock transfer Taxes paid and stamps affixed, free and clear of all Liens.

           Purchaser shall have no obligation to complete the Closing or the transactions contemplated hereby unless there shall have been transferred and conveyed to Purchaser good, valid and marketable title to all of the Company Shares and the Shareholder Shares, in each case free and clear of all Liens.

      1B. THE CLOSING. The closing of the purchase and sale of the Company Shares and the Shareholder Shares pursuant to Section 1A (the "CLOSING") shall take place at the offices of Nixon, Hargrave, Devans & Doyle LLP, 437 Madison Avenue, New York, New York, at 10:00 a.m. on the date of this Agreement, or at such other place or on such other date as may be mutually agreeable to the Company, the Purchaser, the Funds and the Representative . The date on which the Closing is held is referred to in this Agreement as the "CLOSING DATE."

      2. CONDITIONS TO THE PURCHASER'S OBLIGATION AT THE CLOSING. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

      2A. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company and the Shareholders to the Purchaser contained herein shall be true and correct at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time.

      2B. COMPLIANCE. The Company and the Shareholders shall have performed and complied in all material respects with all obligations and covenants required by this Agreement and the Seller Documents to be performed or complied with by any one or more of them on or prior to the Closing Date.

      2C. BRING-DOWN CERTIFICATE. The Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Company, the Funds, the Executives and the Representative, certifying as to the fulfillment of the conditions specified in this Section 2.

      2D. MATERIAL ADVERSE CHANGE. Since September 1, 1996, there shall not have been or occurred (i) any change, destruction or loss, whether or not covered by insurance, which would result in the loss of a material part of the properties or assets of the Company or any of its Subsidiaries, (ii) any Legal Proceedings instituted or threatened against the Company, any of the Shareholders or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, or which might, in the reasonable opinion of the Purchaser, result in a Material Adverse Change, (iii) any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting

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the consummation of the transactions contemplated hereby, or (iv) any other event or occurrence which could reasonably be expected to result in a Material Adverse Change.

      2E. THIRD PARTY CONSENTS. The Company and the Shareholders shall have obtained the consents and waivers, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the other Seller Documents set forth on SCHEDULE 6C; PROVIDED, HOWEVER, that neither the Company, the Shareholders nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested (other than the payment of filing fees, recording fees and other similar administrative fees).

      2F. HSR ACT. Any Person required in connection with the transactions contemplated by this Agreement to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

      2G. EXON-FLORIO FILING. All filings made by the Purchaser to comply with the notification procedure under EXFA shall have been made and neither the Company, any one or more of the Shareholders nor the Purchaser shall have received any notification from or on behalf of the Committee on Foreign Investment in the United States (the "COMMITTEE") within a 30-day period after the date of such filings to the effect that the Committee intends to investigate or otherwise review any of the transactions contemplated by this Agreement.

       2H. REGISTRATION RIGHTS AGREEMENT. The Company, certain Shareholders, and other Shareholders which are signatories thereof shall have entered into a registration rights agreement, in substantially the form of EXHIBIT C attached hereto (the "REGISTRATION RIGHTS AGREEMENT"), and the Registration Rights Agreement shall be in full force and effect as of the Closing.

      2I. SHAREHOLDERS AGREEMENT. The Company, the Funds, the Employee Shareholders, Gordon F. Ahalt and the Executives shall have entered into a shareholders agreement, in substantially the form of EXHIBIT D attached hereto (the "SHAREHOLDERS AGREEMENT"), and the Shareholders Agreement shall be in full force and effect as of the Closing.

       2J. BUSINESS COOPERATION AGREEMENT. The Purchaser (or an Affiliate of the Purchaser) and the Company shall have entered into a business cooperation agreement, in substantially the form of EXHIBIT E attached hereto (the "BUSINESS COOPERATION AGREEMENT"), and the Business Cooperation Agreement shall be in full force and effect as of the Closing.

       2K. CORPORATE GOVERNANCE DOCUMENTS. The Company's Articles of Incorporation, By-laws and other agreements, instruments and indentures relating to the corporate governance of the Company (including, without limitation, voting trust agreements) shall be in substantially the form attached hereto as EXHIBIT F.

       2L. EMPLOYMENT AGREEMENTS. The Company and each of the Executives , Andrew C. Becher, Senior Vice President and General Counsel of the Company, Randall W. Drewry, Vice President-Bids and Proposals, Lou Tapscott, Senior Vice President - Business Development, Michael P. Middleton, Vice President - Operations, Ken Duell, Vice President Special Projects, and Jon Buck, Vice President Sales, shall have entered into employment and non-competition agreements in substantially the forms of Exhibits G-1, G-2, G-3, G-4, G-5, G-6, G-7 AND G-8 attached hereto, respectively.

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       2M. LEGAL OPINIONS. The Purchaser shall have received from the Company's
General Counsel, from Robins, Kaplan, Miller & Ciresi L.L.P., special counsel to the Company and certain Shareholders other than the Funds, and from Simpson Thacher & Bartlett, counsel to the Funds, opinions with respect to the matters set forth in EXHIBITS H-1, H-2 and H-3 attached hereto, respectively, which shall be addressed to the Purchaser, dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser.

      2N. CLOSING DOCUMENTS. The Company and the Shareholders shall have delivered to the Purchaser each of the following documents:

            (i) certified copies of the resolutions duly adopted by the Company's shareholders and board of directors authorizing the execution, delivery and performance of this Agreement and each of the Seller Documents and the other agreements contemplated hereby, the issuance and sale of the Company Shares and the consummation of all other transactions contemplated by this Agreement and the other Seller Documents;

            (ii) certified copies of the Company's Articles of Incorporation and By-laws, each as in effect at the Closing;

            (iii) certified copies of the resolutions duly adopted by the requisite equity owners and governing bodies of any Shareholder which is not an individual authorizing the execution, delivery and performance of this Agreement and each of the Seller Documents and the other agreements contemplated hereby to which such Shareholder is a party and the sale of such Shareholder's Shares;

            (iv) copy of the consent of Fleet Capital Corporation and any other necessary third party consents;

            (v) such affidavit and certificate, in substantially the form attached hereto as EXHIBIT I, to the effect that the Company was NOT prior to or at Closing a "United States real property holding corporation" as defined in Section 897 of the Code; and

            (vi) such other documents, instruments and certificates relating to the transactions contemplated by this Agreement or any of the other Seller Documents as the Purchaser or its counsel may reasonably request or are otherwise required by this Agreement.

       2O. PROCEEDINGS. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents, instruments and certificates incident thereto shall be satisfactory in form and substance to the Purchaser and its counsel.

      3. CONDITIONS TO THE COMPANY'S AND SHAREHOLDERS' OBLIGATION AT THE CLOSING. The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company, the Funds and the Representative, in whole or in part to the extent permitted by applicable Law):

      3A. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date with the same

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effect as though those representations and warranties had been made again at and as of that date.

      3B. COMPLIANCE. The Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

      3C. BRING-DOWN CERTIFICATE. The Company and the Shareholders shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Company, the Funds and the Representative) executed by the Purchaser certifying as to the fulfillment of the conditions specified in Sections 3A and 3B.

      3D. ROV AGREEMENT. Purchaser shall have executed and delivered the ROV Agreement to the Company, and the ROV Agreement shall be in full force and effect as of the Closing.

      3E. HSR ACT. Any Person required in connection with the transactions contemplated by this Agreement to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

      3F. BUSINESS COOPERATION AGREEMENT. The Purchaser (or an Affiliate of the Purchaser) shall have entered into the Business Cooperation Agreement, and the Business Cooperation Agreement shall be in full force and effect as of the Closing.

      3G. THIRD PARTY CONSENTS. The Purchaser shall have obtained the consents and waivers, in a form reasonably satisfactory to the Company, with respect to the transactions contemplated by this Agreement set forth in SCHEDULE 8B; provided, however that the Purchaser shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested (other than the payment of filing fees, recording fees and other similar administrative fees).

      3H. REGISTRATION RIGHTS AGREEMENT. The Purchaser shall have entered into the Registration Rights Agreement, and the Registration Rights Agreement shall be in full force and effect as of the Closing.

      3I. SHAREHOLDERS AGREEMENT. The Purchaser shall have entered into the Shareholders Agreement, and the Shareholders Agreement shall be in full force and effect as of the Closing.

      3J. LEGAL OPINIONS. The Company and the Shareholders shall have received from Falque Carpentier Barbe & Associes, the Purchaser's French counsel, and from Nixon, Hargrave, Devans & Doyle LLP, special U.S. counsel to the Purchaser, opinions with respect to the matters set forth in Exhibits J-1 AND J-2 attached hereto, respectively, which shall be addressed to the Company and the Shareholders, dated the Closing Date and in form and substance reasonably satisfactory to the Company.

      3K. CLOSING DOCUMENTS. The Purchaser shall have delivered to the Company and the Shareholders each of the following documents:

           (i) certified copies of the resolutions duly adopted by the Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and each of the Seller Documents and the other agreements contemplated hereby and the consummation of all other transactions contemplated by this Agreement; and

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           (ii)   such other documents, instruments and certificates
                  contemplated by this Agreement as the Company, the Representative or their counsel may reasonably request.

      3L. PROCEEDINGS. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents, instruments and certificates incident thereto shall be satisfactory in form and substance to the Company, the Shareholders and their counsel.

      4. APPOINTMENT OF REPRESENTATIVE. Subject to the successorship provisions of this Section 4, each Employee Shareholder hereby irrevocably appoints Owen Kratz as the representative of such Shareholder's interests (the "REPRESENTATIVE") for all purposes of this Agreement. Without giving notice to the Employee Shareholders, the Representative shall have full, exclusive and irrevocable authority on behalf of the Employee Shareholders to: (a) accept and give notices and other communications relating to this Agreement; (b) waive any condition, which is of general applicability to all the Employee Shareholders, to the obligations of the Employee Shareholders under this Agreement; (c) modify, amend or supplement this Agreement, unless such modification, amendment or supplement could reasonably be expected to have a material adverse effect on any Employee Shareholder; (d) take any other action in connection with this Agreement and the transactions contemplated hereby, unless such action would have a material adverse effect on any Employee Shareholder; and/or (e) execute and deliver any instrument or document required pursuant to this Agreement or that the Representative deems necessary or desirable in the exercise of his authority under this Section 4.

      The Company and each of the Employee Shareholders hereby severally agrees to indemnify the Representative and to hold him harmless from any loss, liability and expense incurred without willful malfeasance or bad faith on the part of the Representative based upon, arising out of or in connection with the acceptance or exercise by the Representative of his powers and authorities granted pursuant to this Section 4, including, without limitation, the reasonable fees, costs and expenses of defending himself in respect of any Legal Proceedings based upon, arising out of or in connection with his acting as the Representative pursuant to this Section 4.

      In the event of the inability to serve, death or incapacity of the Representative, S. James Nelson shall become his successor, with all the powers and authority of the Representative. Those who currently are the holders of a majority of the Employee Shareholders' Shares may, at any time and by written action delivered to the Purchaser, remove the Representative or any successor thereto, but such removal shall be effective only upon the replacement of such Representative or successor by a new Representative designated, by written action delivered to the Purchaser, by those who currently are the holders of a majority of the Employee Shareholders' Shares. If Owen Kratz, S. James Nelson and any successor thereto shall have died, resigned, or become incapacitated or unable to serve, the holders of a majority of the Employee Shareholders' Shares shall promptly designate, by written action delivered to the Purchaser, a replacement Representative.

      The foregoing authorization is granted and conferred by each of the Employee Shareholders in consideration of the grant of such authorization by each of the other Employee Shareholders and in consideration for the agreements and covenants of the Purchaser contained herein. In consideration of the foregoing, and subject to the removal and successorship provisions of this
Section 4, this authorization granted to the Representative shall be irrevocable and shall not be terminated by any act of any of the Employee Shareholders or by operation of law, whether by death or incompetency of any Employee Shareholder or by the occurrence of any other event except the termination of this Agreement. If after the

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execution hereof any such Employee Shareholder shall die or become incompetent, the Representative is nevertheless authorized and directed to exercise the authority granted in this Section 4 as if such death or incompetence had not occurred and regardless of notice thereof.

      5.   COVENANTS

      5A. FINANCIAL STATEMENTS AND OTHER INFORMATION. Until the Company has completed its initial Qualified Public Offering, the Company shall deliver to the Purchaser (so long as the Purchaser and/or its Affiliates Beneficially Owns at least 100,000 shares (subject to adjustment for any stock splits, stock dividends, recapitalizations or similar events) of Common Stock of the Company):

            (i) As soon as practicable, and in any event within 40 days after the close of each monthly accounting period, unaudited consolidated statements of income, shareholders' equity and cash flows of the Company and its Subsidiaries for such monthly period and an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of such monthly period, setting forth in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and prepared in accordance with GAAP consistently applied (excluding footnote disclosures and subject to normal year-end audit adjustments).

            (ii) As soon as practicable, and in any event within 45 days after the close of each quarterly accounting period, unaudited consolidated statements of income, shareholders' equity and cash flows of the Company and its Subsidiaries for such quarterly period and an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the close of such quarterly period, setting forth in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, and prepared in accordance with GAAP consistently applied (excluding footnote disclosures and subject to normal year-end audit adjustments).

            (iii) As soon as practicable and in any event within 90 days after the close of each fiscal year, consolidated statements of income, cash flow and shareholders equity of the Company and its Subsidiaries for such fiscal year and a consolidated balance sheet of the Company and its Subsidiaries as of the close of such fiscal year setting forth in comparative form, the corresponding figures for the preceding fiscal year, all in reasonable detail and certified by Arthur Andersen & Co.,or another independent certified public accountant of recognized standing selected by the Company and reasonably satisfactory to the Purchaser.

            (iv) As soon as practicable, copies of all financial statements, proxy materials or reports sent to the shareholders of the Company and all reports and registration statements, including accompanying prospectuses, filed with the Securities and Exchange Commission.

            (v) Such other financial information as the Purchaser may reasonably request, including, without limitation, certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under this Section 5.

      5B. INSPECTION OF PROPERTY. Until the Company has completed its initial Qualified Public Offering, the Company shall permit any representatives designated by the Purchaser (so long as the Purchaser and/or its Affiliates Beneficially Owns any Common Stock of the Company), upon reasonable notice and during normal business hours and such other times as any the Purchaser may reasonably request, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of the Company and its Subsidiaries with the directors, officers, key employees and independent accountants of the Company and its Subsidiaries.

      5C. AFFIRMATIVE COVENANTS. So long as the Purchaser and/or its Affiliates Beneficially Owns any Common Stock of the Company, the Company shall, and shall cause each of its Subsidiaries to:

           (i) Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or properties prior to the date on which any penalty is attached thereto or the same shall otherwise become in default; provided that the Company shall not be required to pay any such tax, assessment, charge or levy which is being contested in good faith and by proper proceedings and for which such reserves or other provisions as may be required by GAAP shall have been made and recorded.

           (ii)Maintain a comparative system of accounts in accordance with GAAP, consistently applied, and keep full and complete financial records and books of account, in which complete entries shall be made in accordance with GAAP, consistently applied, reflecting all financial transactions of the Company.

           (iii) Comply with the applicable requirements of all laws, rules, regulations, treaties and orders of any governmental authority (including, without limitation, federal and state securities laws, ERISA and Environmental Laws), the violation of which might reasonably be expected to have a Material Adverse Effect.

      5D. COMPLIANCE WITH AGREEMENTS. The Company shall perform and observe all of its material obligations to the Purchaser set forth in the (i) Company's Articles of Incorporation and By-laws, (ii) Registration Rights Agreement, and
(iii) Shareholders Agreement.

      5E. VESSELS. At all times on and after the Closing Date, the Company and each of its Subsidiaries:

      (a) so long as it owns U.S. documented vessels, shall be a corporation qualified to document a vessel under 46 U.S.C ss. 12102(a)(4); and

      (b) shall not operate any of the Vessels or any other vessels owned by the Company or any of its Subsidiaries to perform any of the services described in
Part I.E. of the Ruling Letter or otherwise so as to cause the Company, any of its Subsidiaries or any of their respective assets to be liable for any material penalties for breach of the Coastwise Laws.

       5F. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of Company and its Subsidiaries as the Purchaser reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate, and shall cause its Subsidiaries to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish, impair, discharge or obviate any of the representations, warranties, covenants or agreements of the Company or the Shareholders contained in this Agreement or any of the Seller Documents.

      (b) Information obtained by each of the Purchaser and the Company pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated as of September 20, 1996, between the Purchaser and the Company.

       5G. CONDUCT OF THE BUSINESS PENDING THE CLOSING. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser (which shall not be unreasonably withheld, conditioned or delayed), until the Closing Date the Company shall and shall cause its Subsidiaries to:

            (i) conduct the respective businesses of the Company and its Subsidiaries only in the ordinary course of business consistent with past practice;

           (ii)not declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other profit participations or proprietary or equity interests in, the Company or any of its Subsidiaries; not transfer, issue, sell or dispose of any shares of capital stock or profit participations or other proprietary or equity interests in, or other securities of the Company or any of its Subsidiaries or grant options, warrants, calls or other rights to directly or indirectly purchase or otherwise acquire profit participations or proprietary or equity interests in the Company or any of its Subsidiaries or shares of capital stock of the Company or any of its Subsidiaries or other securities (except as to any of the foregoing as set forth on SCHEDULE 6F);

            (iii) not effect any recapitalization, reclassification, stock split or like change in the capital ization of the Company or its Subsidiaries;

            (iv) not amend the Articles of Incorporation or By-laws of the Company or its Subsidiaries;

            (v) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management) and goodwill of the Company and its Subsidiaries and (B) preserve its present relationship with Persons having business dealings with the Company and its Subsidiaries;

            (vi) maintain insurance upon all of the properties and assets of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement (with insurers of substantially the same or better financial condition);

            (vii) (A) maintain the books, accounts and records of the Company and its Subsidiaries in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing historical procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operations of the Company and its Subsidiaries;

            (viii) not, other than in the ordinary course of business consistent with past practice and without materially increasing the benefits or the costs thereof (except as described on SCHEDULE 6F) (A) increase the compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective directors, officers, employees, agents or representatives, (B) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries or (C) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving a director, officer or employee of the Company or any of its Subsidiaries in his or her capacity as a director, officer or employee of the Company or any of its Subsidiaries;

            (ix) not introduce any material change with respect to the operations of the Company or any of its Subsidiaries;

            (x) except as set forth on SCHEDULE 6F, not permit the Company or any of its Subsidiaries to enter into any transaction or to make or enter into any Contract which by reason of its size, subject matter or otherwise is not in the ordinary course of business ;

            (xi) promptly notify the Purchaser of (A) any one or more or Extraordinary Losses suffered by the Company or any of its Subsidiaries, (B) any casualty losses or damages suffered by the Company or any of its Subsidiaries with respect to property and assets having an individual replacement cost of more than $100,000 or aggregate replacement cost of more than $500,000 or which could cause a Material Adverse Change, whether or not such losses or damages are covered by insurance, and (C) (i) any material Legal Proceeding commenced by or against the Company or any of its Subsidiaries or (ii) any Legal Proceeding commenced or threatened against the Company, any of its Subsidiaries or the Shareholders relating to the transactions contemplated by this Agreement;

            (xii) not permit the Company or any of its Subsidiaries to make any investments in or loans to, or pay any fees or expenses (except in the Ordinary Course of Business) to, or enter into or modify any Contract with, the Shareholders or any of their respective Affiliates;

            (xiii) promptly and accurately record in the appropriate records and books of account of the Company and its Subsidiaries, as applicable, all material corporate action taken on or after the date hereof by the shareholders or the boards of directors (including committees thereof) of the Company and its Subsidiaries and promptly following such recordation deliver true, correct and complete copies thereof to Purchaser;

            (xv) not permit any of their respective directors, officers, employees, Affiliates, representatives or agents to, directly or indirectly, (A) discuss, negotiate, undertake, authorize, recommend, propose or enter into any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets (other than in the ordinary course of business consistent with past practice), partnership interests or capital stock or other proprietary or equity interest in the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement (an "ACQUISITION TRANSACTION"), (B) facilitate knowingly, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (C) furnish or cause to be furnished, to any Person any information concerning the business, operations, properties or assets of the Company or any of its Subsidiaries in connection with an Acquisition Transaction, or (D) otherwise cooperate in any way with, or assist or participate in, facilitate knowingly or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; and

            (xvi) not agree to do anything prohibited by this Section 5G or anything which would make any of the representations and warranties of the Company or the Shareholders in this Agreement or the Seller Documents untrue or incorrect in any material respect.

       5H. FINANCIAL STATEMENTS. The Company (i) shall (if the request is timely) deliver to Purchaser as promptly as practicable after Purchaser's request therefor and, in any event at least 15 days prior to the applicable filing deadline therefor under the Securities Act, the Securities Exchange Act or the regulations promulgated thereunder, such financial statements, financial statement schedules and other financial information relating to the Company and its Subsidiaries which Purchaser may require in order to prepare any registration statement, report, proxy statement or other filing under any such securities law or regulation and shall direct its independent public accountants to cooperate with Purchaser in connection therewith and (ii) shall use its best efforts to obtain promptly for Purchaser, upon Purchaser's request (and at Purchaser's sole cost), any consent, report, opinion or letter of such accountants required to be filed by Purchaser under such law or regulations.

       5I. PURCHASER COVENANT. Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, until the Closing Date, the Purchaser shall not enter into any negotiations or discussions relating to the acquisition of or the making of an investment in, or any acquisitions of or investments in (other than the acquisition of less than 2% of the outstanding common stock of any publicly held corporation) any Person performing subsea construction, maintenance, repair and salvage services to the offshore natural gas and oil industry in the Gulf of Mexico substantially similar in scope, methodology, cost and quality to those provided by the Company in the Gulf of Mexico in the form of a merger, consolidation, purchase of stock or acquisition of assets.

       5J. OTHER ACTIONS. Each of the Company, the Shareholders and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and
(ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement set forth in Sections 2 and 3.

      6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. As a material inducement to the Purchaser to enter into this Agreement and purchase the Company Shares and the Shareholder Shares, the Company hereby represents and warrants at the time of execution hereof that:

      6A. ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly incorporated validly existing and in good standing under the laws of the State of Minnesota and is duly qualified or authorized to do business as a foreign corporation and is in good standing in each of the jurisdictions listed on
SCHEDULE 6A, which listing includes every jurisdiction in which the Company's ownership or lease of property or conduct of business requires it to so qualify, except for those jurisdictions where the failure to be so qualified or authorized would not have a Material Adverse Effect. The Company has all requisite legal and corporate power and authority and all Permits necessary to own, lease and operate its properties, to carry on its businesses as now conducted , to execute and deliver this Agreement and each other Seller Document, to consummate the transactions contemplated hereby and thereby and to duly perform its obligations hereunder and thereunder, including but not limited to all Permits necessary to operate the vessels and diving bells used in the Company's business, except for such Permits which, if not obtained, would not have a Material Adverse Effect. The Company is not an "issuing public corporation" within the meaning of Subdivision 39 of Section 302A.011 of the Minnesota Business Corporation Act. ERT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or authorized to do business as a foreign corporation and is in good standing in each of the jurisdictions listed on
SCHEDULE 6A, which listing includes every jurisdiction in which its ownership or lease of property or conduct of business requires it to so qualify, except for those jurisdictions where the failure to be so qualified or authorized would not have a Material Adverse Effect. ERT has all requisite legal and corporate power and authority and all material Permits necessary to own, lease and operate its properties, to carry on its business as now conducted . Copies of the Company's and each of its Subsidiaries' Articles of Incorporation, By-laws or other organizational documents have been delivered to the Purchaser and its counsel, which reflect all amendments made thereto and are correct and complete.

      6B.  CAPITAL STOCK AND RELATED MATTERS.

            (i) The authorized capital stock of the Company consists solely of
      (A) 60,000,000 shares of Common Stock, no par value, of which 11,099,260 shares of Common Stock are issued and outstanding and, as of the Closing Date, 11,627,801 shares of Common Stock shall be issued and outstanding and (B) 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding. Neither the Company nor any of its Subsidiaries has outstanding any capital stock or securities directly or indirectly convertible into or exchangeable for any shares of its capital stock or any profit participation (other than a cash bonus program based upon earnings as described in SCHEDULE 6N) or proprietary or equity interests, nor shall it have outstanding any options, warrants or other rights (except as expressly set forth on SCHEDULE 6B) to acquire, subscribe for or purchase its capital stock or any other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 6N) or proprietary or equity interest in the Company or any of its Subsidiaries or any stock or securities directly or indirectly convertible into or exchangeable for its capital stock or any other profit participation or proprietary or equity interest in the Company or any of its Subsidiaries nor is the Company or any of its Subsidiaries committed to do any of the foregoing, except as expressly set forth on SCHEDULE 6B. Neither the Company nor any of its Subsidiaries is subject to: (i) any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, any stock or securities directly or indirectly convertible into or exchangeable for its capital stock or any other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 6N) or proprietary or equity interest in the Company or any of its Subsidiaries, or (ii) any options, warrants or other rights to directly or indirectly acquire its capital stock or any other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 6N) or proprietary or equity interest in the Company or any of its Subsidiaries except to the Purchaser under this Agreement or as expressly set forth on SCHEDULE 6B. All of the outstanding shares of the Company's capital stock (including, without limitation, the Company Shares and the Shareholder Shares) and of each of its Subsidiaries are, and as of the Closing, shall have been duly authorized, validly issued, fully paid and nonassessable. Immediately upon completion of the Closing, Purchaser will own, and have good, valid and marketable title to, the Company Shares free and clear of all Liens.

           (ii)There are no statutory or contractual shareholders preemptive rights, rights of first offer, rights of refusal, co-sale rights or similar rights with respect to any capital stock, securities or other profit participations (other than a cash bonus program based on earnings described in SCHEDULE 6N) or proprietary or equity interests in the Company, including, without limitation, the issuance of the

      Purchaser Common Stock hereunder, except as expressly set forth on
      SCHEDULE 6B. No capital stock or other securities of the Company or any of its Subsidiaries have been issued in violation of any such right. To the best of the Company's knowledge, there are no agreements with respect to the issuance, sale, redemption, transfer, disposition or voting of capital stock of the Company or any of its Subsidiaries or any other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 6N) or proprietary or equity interest in the Company or any of its Subsidiaries or with respect to any other aspect of the Company's or any of its Subsidiaries affairs, except as expressly set forth on SCHEDULE 6B. Neither the Articles of Incorporation, By-laws or other organizational documents of the Company or any of its Subsidiaries contains any restriction or limitation on the direct or indirect ownership of any capital stock, securities or any other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 6N) or proprietary or equity interest in the Company or any of its Subsidiaries by any Person who is not a U.S. citizen, resident or domiciliary.

           (iii) The Company owns 100% of the issued and outstanding capital stock of ERT and such capital stock is duly authorized, validly issued, fully paid and nonassessable. Other than the ownership by the Company of the capital stock of ERT, neither the Company nor ERT (i) Beneficially Owns or owns of record any capital stock, security or other profit participation or proprietary or equity interest of or in any other Person or (ii) has any other investment in any other Person.

      6C. AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement and the other Seller Documents to which the Company is a party have been duly authorized by all necessary corporate, including shareholder, action on the part of the Company. This Agreement and each other Seller Document have been duly and validly executed and delivered by, and constitute a valid and binding obligation of, the Company and each Executive which is a party thereto enforceable against such Person in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditor's rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity). The execution and delivery by the Company and each Executive of this Agreement and each other Seller Document to which such Person is a party, the offering, sale and issuance by the Company or any Shareholder of the Purchaser Common Stock, and the fulfillment of and compliance with the respective terms of this Agreement and the other Seller Documents to which such Person is a party by any such Person, do not and shall not (a)(i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default or any event which with the giving of notice, passage of time or both would constitute a default under,
(iii) give rise to any right or right of termination, cancellation or acceleration or right to increase in any material respect the obligations or otherwise modify in any material respect the terms of, (iv) result in a violation of, or (v) require any consent, approval, waiver, Order, Permit or exemption or other action by or notice, declaration or filing to or with any Governmental Body pursuant to, the Articles of Incorporation, By-laws or other organizational documents of the Company or any of its Subsidiaries or any Law, Contract, Permit or Order, to which the Company, any of its Subsidiaries, Executive or any of their respective assets is subject, except for waivers or consents set forth on SCHEDULE 6C, or (b) result in the creation or imposition of any Lien upon the capital stock, property or assets of the Company or any of its Subsidiaries, Shareholders or Executive .

      6D. FINANCIAL STATEMENTS. Attached hereto on SCHEDULE 6D are the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1994, 1995 and 1996, and the related statements of income, shareholders' equity and cash flows for the respective twelve month periods then ended

(the "FINANCIAL STATEMENTS"). Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) has been prepared in accordance with GAAP consistently applied, and presents fairly the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP consistently applied through the periods covered thereby.

      6E. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 6E, the Company and its Subsidiaries do not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing (regardless of when any such obligation or liability is asserted, including Taxes, with respect to or based upon transactions or events occurring on or before the Closing, other than (i) liabilities set forth on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1996 (including any notes thereto) (the "LATEST BALANCE SHEET,"), (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business, (iii) as set forth in the footnotes to the Financial Statements, or (iv) liabilities and obligations which would not, either individually or in the aggregate, have a Material Adverse Effect. The McDermott Agreements and the transactions contemplated thereby have been terminated without any further material obligation or liability on the part of the Company, any Shareholder or any Affiliate of the Company on or after the Closing Date.

      6F. ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on SCHEDULE 6F or as expressly contemplated by this Agreement, since September 1, 1996 up to and including the Closing Date:

            (i) there has not occurred any Material Adverse Change nor has any event occurred which could reasonably be expected to result in any Material Adverse Change;

            (ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries at a replacement cost of more than $100,000 for any single loss or $500,000 for all such losses;

            (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any of its Subsidiaries or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of the capital stock or other securities of, or other profit participation (other than a cash bonus program based on earnings described in SCHEDULE 6N) or proprietary or equity interest in, the Company or any of its Subsidiaries;

            (iv) there has not been any transfer, issue, sale or disposition of any sales of capital stock, securities or profit participations (other than a cash bonus program based on earnings described in SCHEDULE 6N) or other proprietary or equity interests in the Company or any of its Subsidiaries or any grant of options, warrants, calls or other rights to directly or indirectly purchase or otherwise acquire profit participations (other than a cash bonus program based on earnings described in SCHEDULE 6N) or proprietary or equity interests in the Company or any of its Subsidiaries or shares of capital stock or securities of the Company or any of its Subsidiaries;

            (v) neither the Company nor any of its Subsidiaries has awarded or paid any bonuses to employees of the Company or any of its Subsidiaries except to the extent appearing on the Latest Balance Sheet or has entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by the Company or any of its Subsidiaries to any directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension, or other employee benefit plan, payment or arrangement made to, or with such directors, officers, employees, agents or representatives;

            (vi) there has not been any change by the Company or any of its Subsidiaries in accounting principles, methods or policies;

            (vii) neither the Company nor any of its Subsidiaries has introduced any material change with respect to the operations of the Company or any of its Subsidiaries which is not in the Ordinary Course of Business;

            (viii) neither the Company nor any of its Subsidiaries has entered into any transaction or made or entered into any Contract which by reason of its size, subject matter or otherwise is not in the Ordinary Course of Business ;

            (ix) neither the Company nor any of its Subsidiaries has suffered one or more Extraordinary Losses;

            (x) neither the Company nor any of its Subsidiaries has made any investments in or loans to, or paid any material fees or expenses to, or entered into or modified any Contract with any of the Shareholders or any other respective Affiliates other than inter-company arrangements between the Company and its Subsidiaries; and

            (xi) neither the Company nor any of its Subsidiaries has agreed or committed to do anything set forth in this Section 6F.

      6G. TAX MATTERS. The Company and each of its Subsidiaries have filed in a timely manner all tax returns which they are required to file other than those which, individually or in the aggregate, would not have a Material Adverse Effect; and such returns are true and correct in all material respects. The Company and each of its Subsidiaries have timely paid all taxes owed by them (or have made provision for the payment thereof on the Latest Balance Sheet) and have withheld and paid over all Taxes which they are obligated to withhold from amounts owing to any employee, creditor or other Person. No unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries, and the assessment of any additional Taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor on the Latest Balance Sheet. Neither the Company nor any of its Subsidiaries have incurred any liability for Taxes from the date of the Latest Balance Sheet except for Taxes incurred in the ordinary course of business consistent with past practice. The federal income tax returns of the Company and its Subsidiaries have been audited for all tax years through 1991; there are no pending federal or state tax audits being conducted with respect to the Company or any of its Subsidiaries; and there are no material unresolved questions or claims concerning the Company's or any of its Subsidiaries' tax liability, except as described on SCHEDULE 6G.

      6H. LITIGATION. There are no Legal Proceedings pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or the business or assets of the Company or any of its Subsidiaries, that if adversely determined, could reasonably be expected to have a material adverse effect on the Company's ability to perform its obligations under this Agreement or any of the Seller Documents or any action taken or to be taken by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby or thereby. SCHEDULE 6H sets forth a list of all Legal Proceedings pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any business or assets of the Company or any of its Subsidiaries, at law, in equity or admiralty, or otherwise which, if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $100,000. There is no outstanding or, to the knowledge of the Company, threatened Order of any Governmental Body against, involving or naming the Company or any of its Subsidiaries or involving any of their respective businesses or assets. SCHEDULE 6H sets forth a list of all Legal Proceedings pending or contemplated in which the Company or any of its Subsidiaries is the plaintiff or claimant. Some of the Legal Proceedings identified in SCHEDULE 6H against the Company or its Subsidiaries may be subject to punitive damage awards . Since punitive damage awards are uninsured exposures, an adverse result in any of the cases listed on
SCHEDULE 6H could have a Material Adverse Effect on the Company.

      6I. REAL PROPERTY. (a) Neither the Company nor any of its Subsidiaries owns any real property. SCHEDULE 6I contains a correct and complete schedule of the documents comprising all leases, subleases, licenses, rights of way or other Contracts for the use or occupancy of any real property ("ONSHORE REAL PROPERTY LEASES") or the exploration, development or exploitation of oil or gas properties by the Company or any of its Subsidiaries ("OFFSHORE REAL PROPERTY LEASES"). Neither the Company nor any of its Subsidiaries is a party to any lease, sublease, license or other agreement for the use or occupancy of any onshore or offshore real property other than the Onshore or Offshore Real Property Leases. There exists no material reciprocal easement or operating Contracts relating to the Offshore Real Property Leases between the Company and/or any of its Subsidiaries and any third party. Except as set forth on
SCHEDULE 6I, neither the Company nor any of its Subsidiaries has assigned, sublet, mortgaged or otherwise encumbered in any respect whatsoever its leasehold estate under the Onshore or Offshore Real Property Leases. Except as set forth on SCHEDULE 6I, neither the Company nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

      (b) Each of the Onshore and Offshore Real Property Leases is a valid and binding obligation enforceable against the Company and/or any of its Subsidiaries which is a party thereto and, to the knowledge of the Company, against each other party thereto in accordance with its terms, and there is no default under any of the Onshore and Offshore Real Property Leases by the Company, any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto and, to the knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, except for such defaults or events which would not have a Material Adverse Effect. No previous or current party to the Onshore or Offshore Real Property Leases has given written notice of or made a claim against the Company or any of its Subsidiaries with respect to any breach or default thereunder which remains uncured or otherwise in existence as of the date hereof. To the knowledge of the Company, each of the Onshore or Offshore Real Property Leases covers the entire estate it purports to cover and, entitles the

Company and its Subsidiaries to the use, occupancy and possession of the real property or the exploration, development or exploitation of the oil or gas properties, as applicable, specified in the Onshore or Offshore Real Property Leases and for the purposes such property is now being used by the Company and its Subsidiaries. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is engaged in any "slant drilling" across the properties of any other Person or otherwise engaged in any activities which violate the property rights of any other Person. Complete and correct copies of the Onshore or Offshore Real Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder have been delivered to the Purchaser. To the knowledge of the Company, the property which is subject to the Onshore and Offshore Real Property Leases complies with all applicable Laws, except for such failure to comply which would not have a Material Adverse Effect. No notice of violation of any such Law has been received by the Company or any of its Subsidiaries and, to the knowledge of the Company, no such notice has been issued by any Governmental Body with respect to such property.

      (c) No portion of property covered by an Onshore Real Property Lease ("Onshore Property") is dependent for its access, operation or utility on any land, building or other improvement not part of the Onshore Property. The Onshore Property has direct, unobstructed access, both pedestrian and vehicular, to public rights of way. All material utility systems required in connection with use, occupancy and operation of the Onshore Property are supplied directly to the Onshore Property by facilities of public utilities, are sufficient for their present purposes, are fully operational and in working order, and are benefitted by customary utility easements providing for the continued use and maintenance of such systems.

      (d) EXHIBIT K contains a true and correct copy of the estimate dated December 31,1995, prepared by Miller & Lents, Ltd., independent petroleum engineers ("MILLER & LENTS"), of the proved developed reserves and future net revenue attributable to interests in properties located offshore Texas and offshore Louisiana of ERT (the "RESERVES REPORT"). The historical information underlying the estimates of the reserves of ERT supplied by the Company to Miller & Lents, for the purposes of preparing the Reserve Report, including, without limitation, production volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts or under hedging arrangements, costs of operations and development, and working interest and revenue information relating to ERT's ownership interests in properties, was true and correct in all material respects on the date of such Reserve Report; the estimates of future capital expenditures and other future exploration and development costs supplied to Miller & Lents were prepared in good faith and with a reasonable basis; the information provided by Miller & Lents for purposes of preparing the Reserve Report was prepared in accordance with customary industry practices; to the best of the Company's knowledge, Miller & Lents was, as of the date of the Reserve Report prepared by it, and are, as of the date hereof, independent petroleum engineers with respect to the Company; and other than normal production of reserves and intervening spot market product price fluctuations, the Company is not aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of future net cash flows therefrom, as reflected in the Reserve Report except as indicated in EXHIBIT K .

      6J. VESSELS. (a) The Company and its Subsidiaries do not own or operate any vessels other than those listed on SCHEDULE 6J (collectively, the "VESSELS"). Each of the Vessels listed on SCHEDULE 6J is duly documented in the sole ownership of the Company under the Law and flag of the jurisdiction indicated for such vessel on SCHEDULE 6J, is in compliance with all applicable Laws of such jurisdiction and of the United States of America, except for any such noncompliance as would not have a Material Adverse Effect, and, at no time during the Company's or any of its Subsidiaries' ownership of the Vessels, have any of the Vessels been sold, chartered or otherwise transferred to any Person in violation of Law.

           (b) The Company has good, valid and marketable title to each of the Vessels, free and clear of any Liens, other than those Liens described on
SCHEDULE 6J.

           (c) Each of the Vessels listed on SCHEDULE 6J maintains the class indicated on SCHEDULE 6J with the classification society indicated on SCHEDULE 6J, free of recommendations that would have a Material Adverse Effect.

            (d) Except as indicated on Schedule 6J, each of the Vessels is in adequate running order and repair, and, insofar as due diligence can make such vessel so, tight, staunch, strong and well and sufficiently tackled, apparelled, furnished equipped and in all material respects seaworthy and in adequate operating condition to perform its functions as currently contemplated. Each of the Vessels that is documented under U.S. flag has a clean certificate of inspection from the United States Coast Guard free of reported or reportable exceptions or notations of record.

           (e) The Company and its Subsidiaries have filed with each appropriate Governmental Body all evidence of financial responsibility to the extent required under all applicable Laws, including the Oil Pollution Act of 1990, 33 U.S.C. ss.ss. 2710 ET SEQ., and the rules and regulations promulgated thereunder, except for such failure to file as would not have a Material Adverse Effect.

           (f) The description of services to be performed by non-coastwise qualified vessels set forth in the Ruling Letter, completely and correctly describes in all material respects the manner in which the Company and its Subsidiaries currently operate the Vessels, except that any Vessel documented under the law and flag of the United States of America with a Certificate of Documentation issued with a coastwise endorsement currently may be operated by the Company to perform services described in Part I.F of the Ruling Letter. A true, complete and correct copy of the Ruling Letter and the response thereto of the Customs Commissioner is set forth in EXHIBIT L. Each of the Company and each of its Subsidiaries that owns Vessels is and at all times prior to Closing will have been a citizen of the United States of America within the meaning of
Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. ss. 802), and qualified to operate vessels in coastwise trade.

           (g) In respect of each Vessel documented under the law and flag of the United States of America with a Certificate of Documentation issued with a coastwise endorsement, the Company has provided to the Purchaser a true and complete copy of the duly completed application for exchange of such Certificate of Documentation with a new Certificate of Documentation issued with a registry endorsement.

      6K. TANGIBLE PERSONAL PROPERTY. (a) SCHEDULE 6K sets forth all leases of personal property ("PERSONAL PROPERTY LEASES") involving annual payments in excess of $100,000 relating to personal property, other than Vessels, used in the business of the Company and its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, the parties thereto, the amount of annual payments in respect thereof and the termination date and the conditions of renewal thereof. Complete and correct copies of the Personal Property Leases, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder, have been delivered or otherwise made available to Purchaser.

      (b) Each of the Personal Property Leases is valid and enforceable against the Company and/or any of its Subsidiaries which is party thereto and, to the knowledge of the Company, against each other party thereto in accordance with its terms, and there is no default under any Personal Property Lease either by the

Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto which could reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder which could reasonably be expected to have a Material Adverse Effect.

      (c) Except for such items of personal property that are not material to the operation of the business of the Company and the Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and marketable title to all of the items of tangible personal property reflected on the Latest Balance Sheet, free and clear of any and all Liens, other than as set forth on SCHEDULE 6K. In the reasonable judgment of the Company, such items of tangible personal property which are material to and are currently used in the operation of the business of the Company and its Subsidiaries , taken as a whole, are in operating condition and in a state of adequate maintenance and repair (ordinary wear and tear excepted) and are generally suitable for the purposes used for the operation of the business of the Company and its Subsidiaries as currently conducted.

      6L. INTANGIBLE PROPERTY. (a) SCHEDULE 6L sets forth a complete and correct list of each patent, trademark, trade name, service mark, brand mark, brand name, Software and copyright owned or used in the business of the Company and its Subsidiaries as well as all registrations thereof and pending applications therefor, and each material license or other material Contract relating thereto (collectively, the "INTANGIBLE PROPERTY") and indicates, with respect to each item of Intangible Property, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the basic terms of such license or other Contract relating thereto. Except as set forth on SCHEDULE 6L, each of the foregoing is owned by the Company or one of its Subsidiaries free and clear of any and all Liens and is in good standing and no other Person has any claim of ownership with respect thereto. The use of the foregoing by the Company or any of its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, patent, trademark, trade name, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person, which, in any such case, could have a Material Adverse Effect. There have been no Legal Proceedings initiated or, to the knowledge of the Company, threatened with respect to Intangible Property and neither the Company nor any of its Subsidiaries has received any notice or otherwise knows that any of the foregoing is invalid or conflicts with the asserted rights of other Persons or have failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of the Intangible Property that could have a Material Adverse Effect.

      (b) The Company and its Subsidiaries own or license all Intangible Property, know-how, formulae and other proprietary and trade rights necessary for the conduct of their respective businesses as now conducted .

      6M. MATERIAL CONTRACTS. (a) Except as set forth on SCHEDULES 6B, 6I, 6J, 6K AND 6L or as set forth on SCHEDULE 6M, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is a party to or bound by any (i) Contract not made in the ordinary course of business, the performance of which will extend over a period greater than thirty (30) days;
(ii) employment, consulting, non-competition, severance, golden parachute or employee, officer, or director indemnification Contract (including, without limitation, in each case any material Contract to which the Company or any of its Subsidiaries is a party involving employees of the Company or any of its Subsidiaries), which is not terminable by the Company or any of its Subsidiaries, as the case may be, within thirty (30) days after written notice thereof and without liability to the Company or any of its Subsidiaries; (iii) distributorship, sales representative or sales agency Contract, which is not terminable by the Company or any of its Subsidiaries, as the case may be, within thirty (30) days after written notice thereof and without liability to the Company or any of its Subsidiaries; (iv) Contract (including, without limitation, purchase orders issued by customers or to suppliers of the Company or any of its Subsidiaries which remain open as of the date of this Agreement) involving the commitment or payment reasonably expected to be in excess of $1,000,000 for the future purchase of services or equipment; (v) Contract among stockholders or granting a right of first refusal or for a partnership or a joint venture or for the acquisition, sale or lease of any assets individually or in the aggregate in excess of $100,000, partnership interests or capital stock of the Company or any of its Subsidiaries or any other Person or involving a sharing of profits which could, individually or in the aggregate, reasonably be expected to be in excess of $100,000; (vi) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real or tangible personal property of the Company or any of its Subsidiaries involving annual payments or liabilities in excess of $100,000; (vii) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract involving liabilities, individually or in the aggregate, in excess of $100,000;
(viii) material Contract relating to the exploration, development, exploitation, extraction or transportation of oil or gas, (ix) Contract with any Governmental Body; or (x) Contract for the charter of any vessels. There has been delivered or otherwise made available to Purchaser complete and correct copies of the Contracts listed on SCHEDULE 6M 6B, 6I, 6J, 6K AND 6L, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

      (b) Each of the Contracts listed on SCHEDULE 6M is a valid and binding obligation enforceable against the Company and/or any of its Subsidiaries which is a party thereto and, to the knowledge of the Company, against each other party thereto in accordance with its terms, and there is no default under any Contract listed or described on SCHEDULE 6M either by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, which could result in a Material Adverse Effect. No party to any Contract set forth on SCHEDULE 6M has given notice of or initiated a material Legal Proceeding with respect to any breach or default thereunder.

      6N. EMPLOYEE BENEFITS. (a) SCHEDULE 6N AND 6B sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies) maintained by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Shareholders or is treated with the Company as a single employer under Section 414(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE") or to which the Company or any of its Subsidiaries contributes or is obligated to contribute thereunder with respect to employees of the Company or any of its Subsidiaries ("EMPLOYEE BENEFIT PLANS").

      (b) Neither the Company nor any ERISA Affiliate has now or has ever sponsored or contributed to any Employee Benefit Plans that are (i) subject to
Section 4063 and 4064 of ERISA (multiple employer plans), (ii) multiemployer plans as defined in Section 4001(a)(3) of ERISA, (iii) welfare plans providing continuing benefits after the termination of employment (other than COBRA benefits required by Section 4980B of the Code and paid for by the former employer), or (iv) defined benefit pension plans subject to Title IV of ERISA or the funding requirements of Section 412 of the Code.

      (c) The Employee Benefit Plan intended to qualify under Section 401(a) of the Code ("QUALIFIED PLANS") so qualifies, and, except as disclosed on SCHEDULE 6N, nothing has occurred with respect to the operation of any such plan which, either individually or in the aggregate, would cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA or the Code.

      (d) All contributions and premiums required by law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made or provided for (without regard to any waivers granted with respect thereto).

      (e) The liabilities of each Employee Benefit Plan that has been terminated or otherwise wound up, have been fully discharged in compliance with applicable Law.

      (f) There has been no violation of ERISA with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans which, either individually or in the aggregate, could result in material liability to the Company or any ERISA Affiliate.

      (g) Complete and correct copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable), have been delivered to
Purchaser: (i) any plan documents and related trust documents, and all amendments thereto; (ii) the most recent Forms 5500 and schedules thereto; (iii) the most recent IRS determination letters; (iv) the most recent summary plan descriptions.

      (h) There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any such plans or the Partnership or any of the Corporations or the plan administrator or any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine, uncontested benefit claims) which, either individually or in the aggregate, could result in a Material Adverse Change.

      (i) Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

      (j) None of the Company, the Subsidiaries or any ERISA Affiliate maintains a welfare benefit plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense) except as provided on SCHEDULE 6N and the Company, its Subsidiaries and each of the ERISA Affiliates have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.

      (k) No Employee Benefit Plan will require the payment of severance benefits, separation pay or any similar pay as a result of the consummation of the transactions contemplated by this Agreement.

      (l) The Company does not maintain or contribute to a trust under Sections 501(a) and 501(c)(9) of the Code.

      6O. LABOR. (a) Neither the Company nor any of its Subsidiaries is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.

      (b) No employees of the Company or any of its Subsidiaries are represented by any labor organization. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.

      (c) Except as described in Schedule 6H ,there are no labor or employment related (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. There are no unfair labor practice charges or grievances pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

      (d) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought or filed with any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment by the Company or any of its Subsidiaries of any individual, including any claim for workers' compensation (except as described in Section 6H), which could reasonably be expected to result in a Material Adverse Change . To the knowledge of the Company , the Company and its Subsidiaries are in compliance with all Laws and Orders relating to the employment of labor, including all such Laws and Orders relating to wages, hours, collective bargaining, discrimination, civil rights, workers' compensation, pay equity and the collection and payment of withholding and/or Social Security Taxes and similar Taxes, noncompliance with which could result in a Material Adverse Charge.

      6P. COMPLIANCE WITH LAWS; PERMITS. (a) Except as set forth on SCHEDULE 6P, the Company and its Subsidiaries are in compliance in all material respects with all Laws and Orders promulgated by any Governmental Body (including, without limitation, the Commissioner of Customs and the U.S. Coast Guard) applicable to the Company or any of its Subsidiaries or to the conduct of the business or operations of the Company or any of its Subsidiaries or the use of any of their properties (including any leased properties) and assets, noncompliance with which could result in a Material Adverse Change. Except as set forth on SCHEDULE 6P, neither the Company nor any of its Subsidiaries has received, or knows of the issuance of, any notices of any violation or alleged violation of any such Law or Order of any Governmental Body. Except as set forth on SCHEDULE 6P, there are no pending or, to the knowledge of the Company, threatened investigations by any Governmental Body with respect to such business or operations of the Company or any of its Subsidiaries which, either individually or in the aggregate, could result in a Material Adverse Change.

      (b) SCHEDULE 6P lists all Permits of the Company and its Subsidiaries issued or granted by any Governmental Body, indicating, in each case, the expiration date thereof, which are material to the business and operations of the Company or any of its Subsidiaries. The Company and its Subsidiaries have all Permits that are required to be obtained by each of them to permit the operations of their respective businesses in the manner in which such operations are currently and heretofore conducted, except to the extent that the failure to have any such Permit could not, either individually or in the aggregate, cause a Material Adverse Change. The Company and its Subsidiaries have complied with all conditions of such Permits applicable to it, non-compliance with which could result in a Material Adverse Effect. No default or violation, or event, that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit which could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, all such Permits are in full force and effect without further consent or approval of any Person except for such as would not have a Material Adverse Effect.

      6Q. ENVIRONMENTAL MATTERS. Except as would not have a Material Adverse Effect, (i) the operations of the Company and its Subsidiaries are in compliance with all Environmental Laws ; (ii) the Company and its Subsidiaries have all Environmental Permits required for their operations ; all such Environmental Permits are in full force and effect and in good standing, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened WITH RESPECT TO any such Environmental Permit; the Company and its Subsidiaries are in compliance with such Environmental Permits; (iii) the Company and its Subsidiaries are not (x) subject to any outstanding written Order or, except as set forth on SCHEDULE 6M, material Contract, including Environmental Liens, with or in favor of any Governmental Body or Person relating to Environmental Laws, Environmental Permits or Hazardous Materials or (y) to the knowledge of the Company, subject to any federal, state or local investigation concerning any Environ mental Laws or Environmental Claims; (iv) neither the Company nor any of its Subsidiaries is subject to any Legal Proceeding alleging the violation of any Environmental Law or Environmental Permit; (v) neither the Company nor any of its Subsidiaries has received (nor, to the knowledge of the Company, has there been issued) any written communication that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Law or Environmental Permit ; (vi) except as set forth on SCHEDULE 6Q, neither the Company nor any of its Subsidiaries has caused or, to the best knowledge of the Company after due inquiry, permitted any Hazardous Materials to remain or be disposed of, either on or under real property owned or operated by the Company or any of its Subsidiaries or on any real property not permitted to accept, store or dispose of such Hazardous Materials; (vii) to the knowledge of the Company, except as set forth on SCHEDULE 6Q, there is not now on or in the Leased Property (A) any underground storage tanks or surface tanks, dikes or impoundments; (B) any friable asbestos containing materials or (C) any polychlorinated biphenyls.

      6R. INVESTMENT COMPANY ACT. Neither the Company nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended.

      6S. INSURANCE. SCHEDULE 6S sets forth a list of all policies of insurance of any kind or nature covering the Company or any of its Subsidiaries or any of their employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. Except as set forth on Schedule 6S, all such policies are in full force and effect. SCHEDULE 6S also sets forth, for each such policy, the type of coverage, name of the insured (other than third parties), the insurer, the expiration date of each policy, the amount of coverage per occurrence and in the aggregate, and any deductible amount or other form of self-insured retention. Such policies of insurance are valid, enforceable and in full force and effect (and will continue to be valid, enforceable and in full force and effect following the Closing) and, taken together, provide the Company, its Subsidiaries, directors and officers with, in the reasonable judgment of the Company, adequate coverage for all risks normally insured against a Person carrying on the same businesses as the Company and its Subsidiaries. Except as set forth on SCHEDULE 6S , neither the Company nor any of its Subsidiaries has received any refusal of coverage or any notice that a defense will be afforded with a reservation of rights or any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder. The Company has delivered or otherwise made available to Purchaser complete and correct copies of each policy listed on SCHEDULE 6S, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

      6T. CUSTOMERS AND SUPPLIERS. SCHEDULE 6T lists the ten (10) largest customers in terms of revenues and the ten (10) largest suppliers in terms of purchases of the Company and its Subsidiaries taken as a whole during the year ended December 31, 1996 and the approximate amount of sales to each such customer and purchases from each such supplier during such year. Except as expressly set forth on SCHEDULE 6T, (i) taken as a whole, the relationships of the Company and its Subsidiaries with customers and suppliers have been entered into and are conducted pursuant to arms' length transactions, and (ii) no customer or supplier of the Company or any of its Subsidiaries has canceled, otherwise terminated, altered, or threatened in writing to cancel, otherwise terminate or alter, its relationship with the Company or any of its Subsidiaries or withheld or delayed payment for, or shipment or provision of, any products or services or threatened in writing to do so which, either individually or in the aggregate, could result in a Material Adverse Effect.

      6U. RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 6U, since December 31, 1994 and as of the date hereof, neither the Company nor any of its Subsidiaries has entered into any transaction with or is a party to any Contract with any Affiliate of the Company. None of the Company's shareholders or any of their respective Affiliates owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries excluding ownership of shares of publicly traded companies.

      6V. ENTIRE BUSINESS. Except for the unavailability from time to time of vessels or oil services machinery and equipment for charter or lease on the spot market, the assets, properties and rights which will be owned, leased or licensed by the Company and its Subsidiaries as of the Closing Date will constitute all of the tangible and intangible property used by and necessary to the Company and its Subsidiaries in connection with the conduct of their businesses as now conducted .

      6W. NO FINDER'S FEE. Other than fees payable by the Company to Simmons & Company International, its financial adviser, there are no claims for brokerage commissions, finders' fees or similar compensation payable by the Company and/or its Affiliates in connection with the transactions contemplated by this Agreement. The Company shall be solely responsible for the payment of such fees to Simmons & Company International.

       6X. DISCLOSURE. Neither this Agreement nor any of the exhibits, schedules, attachments, documents, certificates supplied to the Purchaser by or on behalf of the Company with respect to the transactions contemplated hereby nor any of the Seller Documents contains any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading under the circumstances. There is no fact which the Company has not disclosed to the Purchaser and of which any of its officers, directors or key employees is aware and which has had or would reasonably be anticipated to have a Material Adverse Effect.

      7. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. As a material inducement to the Purchaser to enter into this Agreement and purchase the Company Shares and the Shareholder Shares, each of the Shareholders, severally, hereby represents and warrants at the time of execution hereof that:

      7A. TITLE TO SHARES. Such Shareholder has, and on the Closing Date will have, good, valid and marketable title to all of such Shareholder's Shareholder Shares to be sold to the Purchaser pursuant to this Agreement free and clear of any Liens. Immediately upon completion of the Closing, the Purchaser will own, and will have, good, valid and marketable title to, the Shareholder Shares free and clear of any Liens. There are no Legal Proceedings pending or, to the knowledge of such Shareholder, threatened against such

Shareholder or such Shareholder's businesses or assets that if adversely determined, could reasonably be expected to have a material adverse effect on such Shareholder's ability to perform its obligations under this Agreement or the Seller Documents to which such Shareholder is a party or any action taken or to be taken by such Shareholder in connection with the consummation of the transactions contemplated hereby or thereby. No other Person has any direct or indirect record or beneficial title or interest in or claim of any nature whatsoever to any of such Shareholder's Shareholder Shares, and there are no Contracts, commitments, undertakings, understandings or other restrictions to which such Shareholder is a party which directly or indirectly restricts or otherwise limits in any manner the voting, sale, transfer or other disposition of such Shares except as set forth on SCHEDULE 7A.

      7B. AUTHORITY RELATIVE TO THIS AGREEMENT. Such Shareholder has full legal and, if applicable, corporate, partnership, trust or other organizational right, power and authority to execute and deliver this Agreement and the other Seller Documents to which such Shareholder is a party, to consummate the transactions contemplated hereby and thereby, and to sell such Shareholder's Shareholder Shares to Purchaser hereunder. The execution, delivery and performance of this Agreement and the other Seller Documents to which such Shareholder is a party have been duly authorized by all necessary corporate (including shareholder), partnership, trust or other organizational action on the part of such Shareholder. This Agreement and each other Seller Document to which such Shareholder is a party have been duly and validly executed and delivered by, and each such agreement constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditor's rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Shareholder which is not an individual has delivered to the Purchaser true and complete copies of such Shareholder's organizational documents. The execution and delivery by such Shareholder of this Agreement and each other Seller Document to which such Shareholder is a party, the offering and sale by such Shareholder of Shareholder Shares, and the fulfillment of and compliance with the terms of this Agreement and the other Seller Documents to which such Shareholder is a party by such Shareholder, do not and shall not (a)(i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default or an event which with the giving of notice, passage of time or both would constitute a default under, (iii) give rise to any right of termination, cancellation or acceleration, (iv) result in a violation of, or (v) require any consent, approval, waiver, Order, Permit or exemption or other action by or notice, declaration or filing to or with any Governmental Body pursuant to, the organizational documents of such Shareholder, if applicable, or to the extent such conflict, breach, default, termination, cancellation, acceleration, violation or failure to obtain such consent, approval, waiver, order, permit or exemption could reasonably be expected to have a material adverse effect on such Shareholder, any Law, Contract, Permit or Order, to which such Shareholder, or any of such Shareholder's assets is subject, or (b) result in the creation or imposition of any Lien upon the capital stock, property or assets of such Shareholder.

      8. PURCHASER'S REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Shareholders to enter into this Agreement and sell the Company Shares and Shareholder Shares, the Purchaser hereby represents and warrants at the time of execution hereof that:

      8A. ORGANIZATION AND CORPORATE POWER. The Purchaser is duly organized, validly existing and in good standing under the laws of France and is duly qualified or authorized to do business as a foreign corporation and is in good standing in each of the jurisdictions where the Purchaser's ownership or lease of property or conduct of business requires it to so qualify, except for those jurisdictions where the failure to be so qualified or authorized would not have a material adverse effect on the business, properties, results of operations, prospects, operations, condition (financial or otherwise) of the Purchaser and its Subsidiaries taken as a whole. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Seller Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to duly perform its obligations hereunder and thereunder.

      8B. AUTHORIZATION; NO BREACH. The execution, delivery and performance of this Agreement and the other Seller Documents to which the Purchaser is a party have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and each other Seller Document to which the Purchaser is a party has been duly and validly executed and delivered by, and constitutes or, at the Closing, will constitute, a valid and binding obligation of, the Purchaser enforceable against the Purchaser in accordance with its respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditor's rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity). The execution and delivery by the Purchaser of this Agreement and each other Seller Document to which the Purchaser is a party and the fulfillment of, and the compliance with, the respective terms of this Agreement and the other Seller Documents to which the Purchaser is a party by the Purchaser, do not and shall not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, (ii) constitute a default under or any event which with the giving of notice, passage of time or both would constitute a default under, or
(iii) assuming compliance with the applicable requirements of the HSR Act and EXFA, result in a violation of, require any consent, approval, waiver, Order, Permit or exemption or other action by or notice, declaration or filing to or with any Governmental Body pursuant to, the corporate organizational documents of the Purchaser, or any Law to which the Purchaser is subject, or any Contract, Permit or Order to which the Purchaser is a named party and subject, except for consents or approvals set forth on SCHEDULE 8B.

      8C. RESTRICTED SECURITIES. The Restricted Securities purchased hereunder or acquired pursuant hereto are being acquired by the Purchaser for its own account with the present intention of holding such securities for purposes of investment, and that it has no present intention of selling or distributing such securities in any transaction that would be in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent the Purchaser and subsequent holders of Restricted Securities from transferring such securities in compliance with applicable Law. The Purchaser understands that the Restricted Securities have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance hereunder in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws, and that the reliance of the Company and others upon these exemptions is predicated in part upon this representation by the Purchaser. The Purchaser further understands that the Restricted Securities may not be transferred or resold without (i) registration thereof under the Securities Act and applicable state securities laws, or (ii) the availability of an exemption from the registration requirements of the Securities Act and applicable state securities laws.

      8D. NO FINDER'S FEE. Other than fees payable by the Purchaser to Schroder, Wertheim & Co. Incorporated, its financial adviser, there are no claims for brokerage commissions, finders' fees or similar compensation payable by the Purchaser and/or its Affiliates in connection with the transactions contemplated by this Agreement. The Purchaser shall be solely responsible for the payment of such fees to Schroder, Wertheim &Co. Incorporated.

      8E. PURCHASER INQUIRY. The Purchaser and its advisors have reviewed to their satisfaction, solely for purposes of satisfying the exemption for the issuance and sale of the Restricted Securities hereunder from the registration requirements of the Secutities Act and applicable state securities laws, business, management and financial information about the Company and have had an opportunity to ask questions of, and receive answers from, the Company concerning the business, management and financial affairs of the Company which questions, if any, have been answered to their satisfaction, solely for purposes of satisfying the exemption for the issuance and sale of the Restricted Securities hereunder from the registration requirements of the Secutities Act and applicable state securities laws, including, without limitation, all material contracts and related material described in SCHEDULE 6M, and have had an opportunity to obtain, and have received, any additional information deemed necessary by them in order to form a decision concerning the Purchaser's investment in the Company contemplated herein; provided, however, that none of the foregoing shall limit, diminish or constitute a waiver of any representation, warranty or covenant made under this Agreement by the Company or any Shareholder or impair any rights which the Purchaser may have with respect thereto under Section 12B hereof.

      8F. QUALIFICATION AS AN ACCREDITED INVESTOR. The Purchaser is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

      9. PUBLIC DISCLOSURE. No party shall disclose that the Purchaser is acquiring an interest in the Company or the price or terms thereof in any press release or any public announcement or in any document or material filed with any Governmental Body or to any other Person, without the prior written consent of the Company and the Purchaser (which consent shall not be unreasonably withheld, delayed, or conditioned) unless such disclosure is required by applicable Law or Rules of the Nasdaq Stock Market or by order of a court of competent jurisdiction in which case prior to making such disclosure, the disclosing party shall use its reasonable efforts to give written notice to the other party describing in reasonable detail the proposed content of such disclosure and shall use its reasonable efforts to permit the Company to review and comment upon the form and substance of such disclosure. With respect to the transactions contemplated by this Agreement, the Purchaser and the Company will coordinate all communications, if any, to third parties.

      10. DEFINITIONS. (a) For the purposes of this Agreement, the following terms have the meanings set forth below:

      "AFFILIATE" means, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under, common control with, such Person, or (ii) any director, senior officer or partner of such Person or any Person specified in Clause (i) above, or (iii) any Immediate Family Member of any Person specified in clause (i) or (ii) above.

      "BENEFICIAL OWNER" shall have the meaning set forth in Rule 13d-3 of the U.S. Securities and Exchange Commission and "BENEFICIALLY OWNS" shall have a correlative meaning.

      "COASTWISE LAWS" means 46 U.S.C.ss.ss.289-883 and the rules and regulations promulgated thereunder.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CONTRACT" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

      "CUSTOMS COMMISSIONER" means the U.S. Commissioner of Customs, Office of Regulations and Rulings.

      "EMPLOYEE STOCK AGREEMENTS" means the Employee Stock Agreements entered into from time to time between the Company and certain employees which provide that the Company shall have a repurchase-option on such employee's shares of Common Stock if the employee ceases to be employed by the Company.

      "ENVIRONMENTAL CLAIM" means any notice of violation, pending or to the knowledge of the Company, threatened court or administrative action, claim, Lien, abatement, order or agency direction (conditional or otherwise) by any Governmental Body or asserted by any Person pertaining to Environmental Matters.

      "ENVIRONMENTAL LAW" means any Law, as existing as of the Closing Date, concerning Releases into any part of the natural environment, or activities that might result in damage to the natural environment, or any Law that is concerned in whole or in part with the natural environment and with protecting or improving the quality of the natural environment and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. ss.ss. 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. ss.ss. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 ET SEQ.), the Clean Water Act (33 U.S.C. ss.ss. 1251 ET SEQ.), the Clean Air Act (33 U.S.C. ss.ss. 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. ss.ss. 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 ET SEQ.), the Oil Pollution Act (33 U.S.C.ss.ss. 2701-2719), and the Louisiana spill law (La. Rev. Stat. ss.30:2025) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto. "Environmental Laws" does not include the Occupational Safety and Health Act or any other law related to worker safety or workplace conditions which, for purposes of this Agreement, shall nevertheless still constitute a Law.

      "ENVIRONMENTAL MATTERS" means any matter arising out of or relating to the production, storage, transportation, disposal or Release of any Hazardous Material which could give rise to liability or require the expenditure of money to address, and shall include, without limitation, the costs of investigating and remediating any of the foregoing matters, any fines and penalties arising in connection therewith, and any claim in respect thereof for damages for alleged personal injury, property damage or damage to natural resources or injunctive relief under common law or other Environmental Law.

      "ENVIRONMENTAL PERMIT" means any Permit, approval, authorization, license variance, registration, or permission required under any applicable Environmental Laws and all supporting documents associated therewith.

      "ERISA" means the Employee Retirement Income Security of 1974, as amended.

      "ERT" means Energy Resource Technology, Inc., a direct wholly-owned Subsidiary of the Company.

      "EMPLOYEE SHAREHOLDERS" means employees who are shareholders of the Company.

      "EXFA" means the Exon-Florio Amendment to the Defense Production Act of 1950 and the rules and regulations promulgated thereunder.

      "EXECUTIVES" means Gerald G. Reuhl, Owen Kratz and S. James Nelson.

      "EXTRAORDINARY LOSS" means any extraordinary loss (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants and any amendments thereto).

      "FACILITIES" means real property now or heretofore owned, leased or operated by the Company or any of its Subsidiaries.

      "FUNDS" means First Reserve Secured Energy Assets Fund, Limited Partnership, First Reserve Fund V, Limited Partnership, First Reserve Fund V-2, Limited Partnership, and First Reserve Fund VI, Limited Partnership.

      "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time.

      "GOVERNMENTAL BODY" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

      "HAZARDOUS MATERIALS" means any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including but not limited to, petroleum, petroleum products, asbestos and polychlorinated biphenyls.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

      "IMMEDIATE FAMILY MEMBER" means, with respect to any Person, a spouse, parent, child or sibling (whether natural or adopted) of such Person and any trust or other mechanism established for estate or tax planning purposes solely for the benefit of any such Person's Immediate Family Members.

      "LAW" means any federal, state, local, foreign or supranational statute, treaty, code, ordinance, rule, regulation or other requirement.

      "LEGAL PROCEEDING" means any judicial, civil, criminal, equitable, administrative or arbitral actions, suits, charges, complaints, demands, proceedings (public or private), claims or governmental proceedings.

      "LIEN" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance, litigation or any other restriction or limitation whatsoever.

      "MATERIAL ADVERSE CHANGE" or "MATERIAL ADVERSE EFFECT" means any action, event, circumstance, condition, change or effect which, individually or in the aggregate, has resulted in, or could reasonably be expected to, result in a material adverse change in and/or effect on the business, properties, results of operations, prospects, operations, condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

      "MCDERMOTT AGREEMENTS" means the Asset Purchase Agreements dated August 30, 1996 between the Company and J. Ray McDermott S.A. and between the Company and J. Ray McDermott Inc. and all Contracts relating thereto.

      "OFFICER'S CERTIFICATE" means, with respect to the Company or Purchaser, a certificate signed by a chairman, president or its chief financial officer of such Person, stating, among other things, that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

      "ORDER" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

      "ORDINARY COURSE OF BUSINESS" shall mean either action consistent with historical Company practice or consistent with oil service industry practice of competitors or reasonably foreseeable trends therein.

      "PERMITS" means any approvals, authorizations, consents, filings, licenses, permits, registrations, qualifications or certificates, other than Environmental Permits..

      "PERSON"means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, Governmental Body or any other entity, agency or political subdivision thereof.

      "PURCHASER COMMON STOCK" means (i) the Common Stock (a) issued to the Purchaser pursuant to this Agreement by the Company and (b) sold to the Purchaser by the Shareholders pursuant to this Agreement, and (ii) any additional shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other similar event.

      "QUALIFIED PUBLIC OFFERING" means an underwritten public offering of Common Stock of the Company under the Securities Act pursuant to which the Company receives proceeds, net of underwriting discounts and commissions, of at least $35,000,000.

      "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Hazardous Material into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company or any of its Subsidiaries.

      "REMEDIAL ACTION" means all actions, including, without limitation, any capital expenditures, required by applicable Environmental Laws to (i) clean up, remove or treat, Hazardous Material ; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material ; (iii) perform preremedial studies and investigations or post-remedial monitoring and care; or (iv) bring any Facility into compliance with all Environmental Laws and Environmental Permits.

      "RESTRICTED SECURITIES" means (i) the Purchaser Common Stock issued hereunder, and (ii) any securities issued with respect to the securities referred to in clause (i) above, by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) become eligible for sale pursuant to Rule 144 or Rule 144A (or any similar provision or provisions then in force) under the Securities Act or (c) been otherwise transferred in compliance with applicable securities laws and new certificates for them not bearing a Securities Act restrictive legend set forth have been delivered by the Company. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing a Securities Act restrictive legend.

      "RULING LETTER" means the letter dated February 10, 1997 of Robins, Kaplan, Miller & Ciresi, L.L.P., special counsel to the Company, to the Customs Commissioner, a copy of which, together with the response thereto from the Customs Commissioner, is set forth in EXHIBIT L..

      "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

      "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

      "SELLER DOCUMENTS" means this Agreement and each other Contract, document or certificate contemplated by this Agreement in connection with the consummation of the transactions contemplated by this Agreement.

      "1995 SHAREHOLDERS AGREEMENT" means that certain Amended and Restated Shareholders Agreement dated January 12, 1995 among the Company, the Funds, the Executives, Gordon F. Ahalt and the Employee Shareholders.

      "SOFTWARE" means any computer software program (exclusive of off-the-shelf computer software available in the open market and related applications thereof), program specification chart, procedure, source code, object code, input data, routine, database, report layout, format, record file layout, diagram, functional specification, narrative description, flow chart or other related material which is material to the operations of the Company and its subsidiaries.

      "STOCK OPTION PLAN" means that certain 1995 Long Term Incentive Plan of the Company.

      "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association or other business entity of which fifty percent or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or fifty percent or more of the equity interest therein is at the time owned or controlled by any Person or one or more of the Subsidiaries of such Person or a combination thereof.

      "TAX RETURNS" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

      "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

      "TRANSFER" means any transfer, sale, assignment, distribution, exchange, mortgage, pledge, hypothecation or other disposition.

      "TRUSTEES" means Gerald G. Reuhl, Owen Kratz and S. James Nelson acting in their capacity as trustees of the Voting Trust Agreement.

      "VOTING TRUST AGREEMENT" means that certain Voting Trust Agreement dated as of July 27, 1990 by and among the Executives and certain employees of the Company.

      (b) The following capitalized terms are defined in the following Sections of this Agreement:

      TERM                                        SECTION

Acquisition Transaction                             5G
Agreement                                        Preamble
Arbitration Notice                                  12J
Award                                               12J
Basket                                              12D
Business Cooperation Agreement                      2J
Cap                                                 12D
Closing                                             1B
Closing Date                                        1B
Committee                                           2G
Company                                          Preamble
Company Shares                                   Preamble
Discovery                                           12J
Dispute                                             12J
Employee Benefit Plans                              6N
ERISA                                               6N
ERISA Affiliate                                     6N
Expenses                                            12D
Financial Statements                                6D
Independent Arbitrator                              12J
Intangible Property                                 6L
Intangible Property Licenses                        6L
Latest Balance Sheet                                6E
Lease Property                                      6I
Losses                                              12D
Multi Employer Plans                                6N
PBGC                                                6N
Personal Property Leases                            6K
Purchaser                                        Preamble
Purchaser Indemnified Parties                       12D
Qualified Plans                                     6N
Real Property Leases                                6I
Registration Rights Agreement                       2H
Registration Statement                              12D
Representative                                       4
Reserves Report                                     6I
ROV Agreement                                       1A
Securities Act                                      12D
Seller Indemnifying Parties                         12D
Shareholder                                      Preamble
Shareholders                                     Preamble
Shareholder Shares                               Premable
Shareholders Agreement                              2I
Vessels                                             6J

      (c) As used in this Agreement, all references to "Dollars" or "$" are to U.S. dollars. As used in this Agreement, unless the context otherwise requires:
(1) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (2) "or" is not exclusive; and (3) words in the singular include the plural, and in the plural include the singular.

      11. POST-CLOSING ACTIVITIES. After the Closing, the parties shall execute and deliver such other and further instruments and perform such other and further acts as may be reasonably necessary or desirable for the implementation of this Agreement or the consummation of the transactions contemplated hereby.

      12.  MISCELLANEOUS.

      12A. EXPENSES. The Company will pay all of its expenses, including attorneys' fees and the fees of Simmons & Company International, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Except as otherwise provided in this paragraph relating to HSR Act filing fees, Purchaser will pay all of its own expenses, including fees of Schroder Wertheim & Co. Incorporated, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Purchaser and the Company shall each pay one-half of the filing fees required in connection with compliance with the HSR Act.

      12B. REMEDIES. The Purchaser shall have all rights and remedies set forth in this Agreement (including, without limitation, Section 12D) and the Company's Articles of Incorporation and all rights and remedies which such holders may have under any Law or Contract. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without the requirement of posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

      12C. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement (including the exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

      12D. SURVIVAL OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION. (a) The representations and warranties contained in this Agreement or any of the documents delivered at Closing pursuant to Sections 2C, 2N, 3C or 3K shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and continue in full force and effect, regardless of any investigation made by the Purchaser or on its behalf, for a period of three (3) years after the Closing Date ; PROVIDED, HOWEVER, that (i) the representations and warranties of the Company contained in the first and second sentences of Section 6C, the last sentence of Section 6E,
Section 6G, paragraph (b) of Section 6J, the first sentence of paragraph (c) of
Section 6K, the second sentence of Section 6L and Section 6N shall continue in full force and effect until 60 days after any applicable statute of limitations (taking into account any waiver or tolling thereof) with respect to any Legal Proceeding which may arise thereunder or relate thereto shall have run; (ii) the representations and warranties of the Company contained in Section 6Q shall continue in full force and effect for a period of five (5) years after Closing Date; (iii) the representations and warranties of the Shareholders contained in the first sentence of Section 7A and the first, second and third sentences of
Section 7B and (iv) the representations and warranties of the Purchaser contained in the first and second sentences of Section 8B and in Section 5 of the ROV Agreement shall continue in full force and effect until 60 days after any applicable statute of limitations (taking into account any waiver or tolling thereof) with respect to any Legal Proceeding which may arise thereunder or relate thereto shall have run. To the extent the survival periods specified herein exceed an applicable statute of limitations, the provisions of this
Section 12D(a) shall constitute a waiver by the Company, the Shareholders or the Purchaser, as applicable, of each such statute of limitations.

      (b) The Company hereby agrees to indemnify and hold harmless the Purchaser and its directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "PURCHASER INDEMNIFIED PARTIES") from and against:

            (i) subject to paragraph (a) of this Section 12D, any and all losses, liabilities, obligations, damages, deficiencies, costs and expenses ("LOSSES") based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of the Company under this Agreement or in any of the documents delivered by the Company at Closing pursuant to Sections 2C or 2N;

            (ii) any and all Losses based upon, attributable to or resulting from (A) the breach of any covenant or agreement on the part of the Company under this Agreement or (B) the enforcement of this Agreement (including, without limitation, this Section 12D); and

            (iii) any and all notices, actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals, fees and disbursements (collectively, "EXPENSES") incident to the foregoing;

PROVIDED, HOWEVER, that (x) the Company shall not have any liability for indemnity hereunder until the aggregate amount of Losses and Expenses for which the Purchaser Indemnified Parties would otherwise be entitled to receive indemnification hereunder exceeds $350,000 (the "BASKET"), in which event the Company shall be obligated to pay to the Purchaser Indemnified Parties the full amount of such Losses and Expenses, inclusive of the Basket, and (y) the Company shall not have any liability for indemnity hereunder in an aggregate amount in excess of $35,000,000; provided, further, however, that notwithstanding clause
(x) above, the Basket shall not apply to restrict, reduce or limit any liability of the Company for indemnity hereunder for any Losses and Expenses of the Purchaser Indemnified Parties, based upon, attributable to or resulting from any willful failures ("willful" to be defined as after having been given reasonable notice and a 60 day period to cure such failure), to fully discharge any covenant or agreement on the part of the Company under this Agreement which by its terms are to be performed after the Closing Date.

      (c) Each of the Shareholders hereby severally agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against:

            (i) subject to paragraph (a) of this Section 12D, any and all Losses based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty by such Shareholder under Section 7 of this Agreement or by such Shareholder in any of the documents delivered at Closing pursuant to
Section 2C or 2N of this Agreement; provided, however, that no Shareholder shall be required to indemnify or hold harmless any Purchaser Indemnified Party under paragraph (c) of this Section 12D for any inaccuracy or breach of representation or warranty by any other Shareholder or the Company;

            (ii) any and all Losses based upon, attributable to or resulting from the enforcement of this Agreement against such Shareholder (including, without limitation, paragraph (c) of this Section 12D); and

            (iii) any and all Expenses incident to the foregoing;

PROVIDED, HOWEVER, that in no event shall the aggregate liability of any of the Shareholders for indemnity under paragraph (c) of this Section 12D exceed the product of (x) the aggregate number of shares of Common Stock sold by such Shareholder hereunder multiplied by (y) $9.46.

      (d) The Purchaser hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, Affiliates, agents, successors and assigns and the Shareholders (collectively, the "Seller Indemnified Parties") from and against:

            (i) subject to paragraph (a) of this Section 12D, any and all "Losses" based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of the Purchaser under this Agreement, the ROV Agreeement or in any of the documents delivered by the Purchaser at Closing pursuant to Sections 3C or 3K;

            (ii) any and all Losses based upon, attributable to or resulting from (A) the breach of any covenant or agreement on the part of the Purchaser under this Agreement or the ROV Agreement or (B) the enforcement of this Agreement (including, without limitation , this Section 12D) or the ROV Agreement; and

            (iii) any and all "Expenses" incident to the foregoing.

PROVIDED, HOWEVER, that (x) the Purchaser shall not have any liability for indemnity hereunder until the aggregate amount of Losses and Expenses for which the Seller Indemnified Parties would otherwise be entitled to receive indemnification hereunder exceeds the Basket, in which event the Purchaser shall be obligated to pay to the Seller Indemnified Parties the full amount of such Losses and Expenses inclusive of the Basket, and (y) the Seller shall not have any liability for indemnity hereunder (A) to the Company or its directors, officers, employees, Affiliates, agents, successors and assigns in an aggregate amount in excess of $4,999,997.86 or (B) to any of the Shareholders in an aggregate amount in excess of the product of (1) the aggregate number of shares of Common Stock sold by such Shareholder hereunder multiplied by (2) $9.46; provided, further, however, that notwithstanding clause (x) above, the Basket shall not apply to restrict, reduce or limit any liability of the Purchaser for indemnity hereunder for any Losses and Expenses of the Seller Indemnified Parties, based upon, attributable to or resulting from any willful failures ("willful" to be defined as after having been given reasonable notice and a 60 day period to cure such failure), to fully discharge any covenant or agreement on the part of the Purchaser under this Agreement which by its terms are to be performed after the Closing Date.

      (e) Subject to the limits on Losses and Expenses contained in Section 12D
(b) , (c) and (d) above, the Company, the Shareholders and the Purchaser agree that any indemnification payment made hereunder will be treated by the parties on their respective Tax Returns as an adjustment to the aggregate consideration for the shares of Common Stock of the Company acquired by the Purchaser. If, notwithstanding such treatment by the parties, any such indemnification payment is determined to be taxable to the indemnified party by any taxing authority, the indemnifying party shall also indemnify the indemnified party for any Taxes and Related Costs payable by the indemnified party by reason of the receipt of such indemnification payment.

      (f) In the event that any Legal Proceedings shall be instituted or asserted by any Person in respect of which payment may be sought under this
Section 12D, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Legal Proceeding of which it has knowledge which is covered by the indemnities under this Section 12D to be forwarded to the indemnifying party; provided, however, that the failure of the indemnified party to give such reasonable and prompt notice shall not release, waive or otherwise offset the indemnifying party's obligations hereunder with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party which consent shall not be unreasonably withheld, conditioned or delayed, and to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses or Expenses indemnified against hereunder; PROVIDED, however, that (i) prior to assuming control of such defense, the indemnifying party shall verify in writing to the indemnified party that the indemnifying party will be fully responsible (with no reservation of any rights) for all Liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification with respect thereto and (ii) no settlement shall be made without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses indemnified against hereunder, it shall within thirty (30) days (or sooner, if the nature of the Legal Proceeding so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Legal Proceeding which relates to any Losses and Expenses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses and Expenses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Legal Proceeding. If the indemnified party defends any Legal Proceeding, then the indemnifying party shall reimburse the indemnified party for the reasonable Expenses of defending such Legal Proceeding upon submission of periodic bills. The indemnified party may not settle any Legal Proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party shall assume the defense of any Legal Proceeding, the indemnified party may participate, at its own expense, in the defense of such Legal Proceeding; PROVIDED, HOWEVER, such indemnified party shall be entitled to participate in any such defense with separate counsel (other than the Nixon, Hargrave, Devans & Doyle, LLP law firm) at the expense of the Indemnifying Party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Legal Proceeding.

      After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Legal Proceeding hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within five business days after the date of such notice.

      12E. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the Purchaser's benefit as a purchaser or holder of Common Stock are also for the benefit of, and enforceable by, any Purchaser Party, including any subsequent holder of such Common Stock.

      12F. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      12G. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, and all such counterparts taken together shall constitute one and the same Agreement.

      12H. TABLE OF CONTENTS AND SECTION HEADINGS; INTERPRETATION. The table of contents and section headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and are to be given no effect in the construction or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

      12I. GOVERNING LAW; SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) Except as expressly provided in Section 12J, the internal law, and not the conflict of laws principles, of the State of New York shall govern this Agreement as well as the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto.

            (b) Solely to the extent permitted by Section 12J hereof, each of the parties hereto hereby irrevocably submit for itself or himself and its or his property to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any Dispute (as hereinafter defined) and each party hereby irrevocably agrees that all claims in respect of such Dispute or any action, suit or proceeding related thereto, solely to the extent expressly permitted by Section 12J hereof, may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Dispute, provided that relief sought in any action, suit or proceeding relating thereto is of the nature expressly permitted by Section 12J hereof to be sought in such court. Each of the parties hereto agrees that an Award or a judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding of the nature expressly permitted by Section 12J hereof by the delivery or mailing of a copy thereof; in accordance with the provisions of Section 12K.

            (d) Nothing in this Section 12I shall affect the rights of the parties to commence any action, suit or proceeding of the nature expressly permitted by Section 12J hereof in any other forum or to serve process in any such action, suit or proceeding in any other manner permitted by law.

      12J. ARBITRATION. (a) Any claim, dispute or other disagreement (each, a "DISPUTE") between a Purchaser Indemnified Party, on the one hand, and the Company or any of the Shareholders, on the other hand, arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be finally settled by arbitration in accordance with the terms of this Section 12J; provided that any party shall in any event have the right to seek and obtain equitable relief during the pendency of such Dispute pursuant to Section 12J(b) hereof. In the event of any Dispute, any party may serve written notice of such Dispute on any other party and each party to such Dispute shall undertake in good faith to resolve such Dispute. If the parties cannot agree to resolve such Dispute within 15 days after such written notice, any party to such Dispute may, by further written notice (the "ARBITRATION NOTICE") to the other party, commence an arbitration proceeding by bringing the Dispute to an arbitration panel selected as provided below. The Arbitration Notice shall be filed simultaneously with the International Chamber of Commerce in New York, New York, and shall contain a description of the amount in controversy, the nature of the Dispute and the paragraph(s) of this Agreement to which such Dispute relates. Disputes shall be decided by an arbitration panel comprised of three arbitrators (each of whom shall be a practicing lawyer knowledgeable and experienced in matters of corporate, mergers and acquisitions and securities law), one arbitrator to be selected by the Purchaser Indemnified Party, a second arbitrator to be selected by the Company, and the third arbitrator (the "INDEPENDENT ARBITRATOR"), who will be the Chairman of the arbitration panel, to be appointed by the first two arbitrators. In the event the first two arbitrators fail to agree on the appointment of the Independent Arbitrator within 15 days, the Independent Arbitrator shall be appointed by the International Chamber of Commerce in New York, New York. In the event that any arbitrator shall resign, be unable or otherwise fail to perform his or her duties, each party shall immediately notify the other parties of such resignation, inability or failure, and a replacement shall immediately be selected by the party who selected such arbitrator in the first instance, or, if the arbitrator to be replaced is the Independent Arbitrator, then the parties shall attempt in good faith to appoint a mutually agreeable replacement Independent Arbitrator. If the parties fail to agree on such replacement within 15 days, either party may request that the International Chamber of Commerce in New York, New York appoint such replacement Independent Arbitrator. The arbitration panel shall conduct the arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect, except to the extent such rules are inconsistent with the provisions of this Section 12J. The parties shall prepare in writing a statement of their positions, together with counterclaims, with supporting facts, data, and affidavits, if any, for the arbitration panel and shall submit such statement to the arbitration panel within 15 days after it is selected, but, in any event, within 60 days after service of the Arbitration Notice. The arbitration panel shall give all parties the opportunity to make an oral presentation to the arbitration panel in the presence of the other party if either party so requests. The parties shall have, for a period of 180 days after service of the Arbitration Notice (the "DISCOVERY PERIOD"), all rights of discovery provided by the New York Civil Practice Law and Rules then obtaining, except, unless otherwise agreed, that all responses to discovery requests shall be served within 10 days of such discovery request, and no discovery request may be served after the date 10 days before the termination of the Discovery Period. Subject to the proviso in the first sentence of this
Section 12J(a) and to Section 12J(b) hereof, the arbitration panel shall assume exclusive jurisdiction over the Dispute, may order interim equitable relief (which shall be specifically enforceable as if it were a final Award, as hereinafter defined), and shall be required to make a final binding determination (the "AWARD"). The Award shall not be subject to appeal to or review by any court or administrative body except as set forth in Section 10(a) of the Federal Arbitration Act, codified as 9 U.S.C.A. ss.10(a) (West Supp.
1997). The Award shall determine (i) whether each party's obligations under this Agreement were met and

(ii) what damages or remedies (which may include final equitable relief) are due to the Purchaser Indemnified Party, on the one hand, or the Company or Shareholder on the other hand, under the terms of this Agreement. The agreement to arbitrate contained in this Section 12J shall be specifically enforceable under the prevailing arbitration law, and shall survive termination of this Agreement. Judgment upon the Award rendered by the arbitration panel may be entered in accordance with applicable law in any court having jurisdiction therefor. Each party shall bear its own costs and expenses for arbitration, subject to reimbursement as determined by the arbitration panel in the Award. Arbitration shall, unless the parties otherwise agree in writing, take place in New York, New York.

            (b) Nothing contained in this Section 12J shall preclude, or be deemed, construed or interpreted to preclude, any party from seeking interim equitable relief from a court of competent jurisdiction against the other party, where circumstances so require, except that no party shall be entitled to seek a stay of any arbitration proceeding brought hereunder. The parties agree that, upon the application of any of the parties, and whether or not an arbitration proceeding has yet been initiated pursuant to this Section 12J, all courts having jurisdiction are hereby authorized to (i) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Section 12J, and/or (ii) enter into and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of the Award.

            12K. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Purchaser and to the Company at the addresses indicated below:

            If to the Purchaser:

                  Coflexip
                  23 Avenue de Neuilly
                  75116 Paris, France
                  Attention:  Chairman
                  Facsimile No.: 33 1 40 67 60 03

                  with a copy to:

                  Coflexip
                  23 Avenue de Neuilly
                  75116 Paris, France
                  Attention:  General Counsel
                  Facsimile No.: 33 1 40 67 60 07

                  and to:

                  Nixon, Hargrave, Devans & Doyle LLP

                  437 Madison Avenue
                  New York, New York 10021
                  Attention:  Richard F. Langan, Jr.
                  Facsimile No.:  (212) 940-3111

            If to the Company:

                  Cal Dive International, Inc.
                  13430 Northwest Freeway
                  Suite 350
                  Houston, Texas 77040
                  Attention:  Mr. Owen Kratz, President
                  Facsimile No:  (713) 690-2204

                  with a copy to:

                  Cal Dive International, Inc.
                  13430 Northwest Freeway
                  Suite 350
                  Houston, Texas 77040
                  Attention: Mr. Andrew C. Becher, General Counsel Facsimile No.: (713) 690-2204
                  If to the Shareholders:

                  Mr. Owen Kratz
                  c/o Cal Dive International, Inc.
                  13430 Northwest Freeway
                  Suite 350
                  Houston, Texas 77040
                  Facsimile No:  (713) 690-2204

                  and

                  First Reserve Partnerships
                  475 Steamboat Road
                  Greenwich, Connecticut 06830
                  Attn: William E. Macaulay
                  Facsimile No: (203) 661-6729

                  with a copy to:

                  Simpson, Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Attn: Robert L. Friedman
                  Facsimile No: (212) 455-2502

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

      12L. FURTHER ASSURANCES. The Company, the Shareholders and the Purchaser each agree to execute and deliver such other documents or agreements as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

      12M. INTERPRETATION. The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

      13. CONSENT TO SALE. The Executives, individually and as Trustees, Gordon Ahalt and the Funds hereby consent to the sale of Common Stock provided for herein, and hereby waive any prior rights they may have under all documents to purchase such Common Stock.

      14. TERMINATION OF AGREEMENT. This Agreement may be terminated prior to the Closing without liability of any party as follows:

      (a) At the election of either Purchaser, the Company or Shareholders, on or after April 10, 1997 if the Closing shall not have occurred by the close of business on such date;

      (b) by mutual written consent of the Purchaser, the Company and the Shareholders;

      (c) by either the Purchaser, the Company or the Shareholders, if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

      (d) by the Purchaser if any of the conditions set forth in Section 2 hereof becomes incapable of fulfillment and is not waived by the Purchaser; and

      (e) by the Company and the Shareholders, if any of the conditions set forth in Section 3 hereof becomes incapable of fulfillment and is not waived by the Company and the Shareholders, on behalf of the Shareholders.

      15. SURVIVAL AFTER TERMINATION. If this Agreement is terminated in accordance with Section 14 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except (i) for this Section 15, (ii) for the provisions of Section 9 and (iii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability the benefit of which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination it being acknowledged by all parties hereto that for all purposes at the Closing, all documents (including this Agreement) will be deemed to have been executed simultaneously.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COFLEXIP                                  CAL DIVE INTERNATIONAL, INC.

By: ________________________________    By: ________________________________
    Pierre Marie Valentin, Chairman and   Owen Kratz, President
    Chief Executive Officer

____________________________________
Gordon F. Ahalt

EXECUTIVES

____________________________________
Gerald G. Reuhl

____________________________________
Owen Kratz

____________________________________
S. James Nelson

SHAREHOLDERS

____________________________________
Jon Buck

____________________________________
Rodd Cairns

____________________________________
Randy Drewry

____________________________________
Mike Middleton

____________________________________
Shane Diffley

____________________________________
Scott Naughton

____________________________________
Jimmy Nichols

____________________________________
Hypolite Leger

____________________________________
Jeffrey Davis

____________________________________
Jack Harbin

____________________________________
Jack Lounsbury

____________________________________
Jon Regh

____________________________________
Marty Schwab

____________________________________
Jerald Lowrimore

____________________________________
Michael Ehlers

____________________________________
Keith Freeman

FIRST RESERVE SECURED ENERGY
ASSETS FUND, LIMITED PARTNERSHIP

By:  FIRST RESERVE CORPORATION,
    as General Partner

By: ________________________________
    David H. Kennedy, Managing Director

FIRST RESERVE FUND V, LIMITED
PARTNERSHIP

By:  FIRST RESERVE CORPORATION,
                              as General Partner

By: ________________________________
    David H. Kennedy, Managing Director

FIRST RESERVE FUND V-2, LIMITED
PARTNERSHIP

By:   FIRST RESERVE CORPORATION,
                              as General Partner

By: ________________________________
    David H. Kennedy, Managing Director

FIRST RESERVE FUND VI, LIMITED
PARTNERSHIP

By:   FIRST RESERVE CORPORATION,
                              as General Partner

By: ________________________________
    David H. Kennedy, Managing Director